UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HUDSON CITY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 19, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Hudson City Bancorp, Inc., which will be held on April 25, 2012 at 9:00 a.m., Eastern Time, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656.

The attached Notice of the 2012 Annual Meeting of Shareholders and the attached Proxy Statement describe the business to be transacted at the annual meeting. Directors and officers of Hudson City Bancorp, as well as a representative of KPMG LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2012, will be present at the annual meeting to respond to appropriate questions.

Please complete, sign, date and return the enclosed proxy card promptly, or if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend the meeting. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the annual meeting. Examples of appropriate documentation include a broker’s statement, letter or other document confirming your ownership of shares of Hudson City Bancorp common stock.

On behalf of the Board of Directors and the employees of Hudson City Bancorp, we thank you for your continued support and hope to see you at the annual meeting.

Sincerely yours,

Denis J. Salamone
Acting Chairman of the Board of Directors and
Chief Executive Officer and President and Chief Operating Officer

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652

(201) 967-1900

NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 25, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Hudson City Bancorp, Inc. will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on April 25, 2012 at 9:00 a.m., Eastern Time, to consider and vote upon the following matters:

(1) The election of three directors for terms of three years each;

(2) The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3) The approval of a non-binding advisory proposal on named executive officer compensation;

(4) The approval of an amendment to Hudson City Bancorp’s Certificate of Incorporation to declassify the Board of Directors.

Shareholders may also be asked to vote upon such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that we are not aware of any such business.

The Board of Directors has fixed March 1, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of shareholders of record will be available for inspection at the branch office of Hudson City Savings Bank located at West 80 Century Road, Paramus, New Jersey 07652 for 10 days prior to the annual meeting. The list will also be available at the annual meeting.

By Order of the Board of Directors,

Veronica Olszewski
Senior Vice President, Treasurer and Corporate Secretary

Paramus, New Jersey

March 19, 2012

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. YOU MAY SUBMIT YOUR PROXY CARD BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR, IF YOU PREFER, VOTE BY USING THE TELEPHONE OR INTERNET. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

HUDSON CITY BANCORP, INC.

PROXY STATEMENT FOR THE

2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 25, 2012

GENERAL INFORMATION

General

This proxy statement, accompanying proxy card and the 2011 Annual Report to Shareholders are being furnished to the shareholders of Hudson City Bancorp, Inc., referred to as Hudson City Bancorp, in connection with the solicitation of proxies by the Board of Directors of Hudson City Bancorp for use at the 2012 Annual Meeting of Shareholders. The 2012 Annual Meeting of Shareholders will be held on April 25, 2012 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656 at 9:00 a.m., Eastern Time. This proxy statement, together with the enclosed proxy card, is first being mailed to shareholders on or about March 19, 2012.

Hudson City Bancorp, a Delaware corporation, operates as a savings and loan holding company for its wholly owned subsidiary, Hudson City Savings Bank, referred to as Hudson City Savings. As used in this proxy statement, “we,” “us,” “our” and “the Company” refer to Hudson City Bancorp or Hudson City Bancorp and its consolidated subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Who Can Vote

The Board of Directors has fixed the close of business on March 1, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of Hudson City Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the annual meeting. On March 1, 2012, there were 528,118,173 shares of Hudson City Bancorp common stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Hudson City Bancorp common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting.

How Many Votes You Have

Each holder of shares of Hudson City Bancorp common stock outstanding on March 1, 2012 will be entitled to one vote for each share held of record (other than excess shares, as defined below) at the annual meeting. As provided in Hudson City Bancorp’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the issued and outstanding shares of common stock are record holders of excess shares, which shall be entitled to one-hundredth of one vote per share for each excess share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Hudson City Bancorp’s Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation governing excess shares, and to determine on the basis of information known to the Board of Directors after reasonable inquiry of all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation, (1) the number of shares of common stock beneficially owned by any person or purported owner, (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (3) whether a person or purported owner has an agreement, arrangement or understanding with any person or purported owner as to the voting or disposition of any shares of common stock.

How to Vote

You may vote your shares:

(1)	By telephone. Use the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 24, 2012. Once you are dialed into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

(2)	By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 24, 2012. Once you are logged into the Internet voting system, you can record and confirm (or change) your voting instructions.

(3)	By mail. Mark and sign the enclosed proxy card and return it in the enclosed self-addressed, postage-prepaid envelope. All properly executed proxy cards received by Hudson City Bancorp prior to the commencement of the annual meeting will be voted in accordance with the instructions marked on the proxy card.

If you return an executed proxy card without marking your instructions, your executed proxy will be voted “FOR” Proposals 1, 2, 3 and 4, each identified in the preceding Notice of the 2012 Annual Meeting of Shareholders (unless you are a broker, in which case your executed proxy will be voted as set forth below under the caption “Vote Required”). Returning a proxy card will not prevent you from voting in person if you attend the annual meeting.

Alternatively, you may attend the annual meeting and vote in person. If you are a shareholder whose shares are not registered in your own name (for example, if your shares are held in a bank or brokerage account), you will need to obtain a written legal proxy from your shareholder of record to vote personally at the annual meeting. If you do not obtain a legal proxy from your shareholder of record, you will not be entitled to vote your shares in person at the annual meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned your shares of common stock on March 1, 2012.

Vote Required

Proposal 1.    Hudson City Bancorp’s bylaws provide a majority voting standard for the election of directors in uncontested elections and plurality voting in any election that is contested. To be elected at the 2012 Annual Meeting of Shareholders, each nominee must receive the affirmative vote of the majority of the votes cast in respect of such nominee’s election. For purposes of the election of directors, “a majority of the votes cast” means that the number of votes cast “FOR” a nominee’s election exceeds the number of votes cast “AGAINST” that nominee’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Nominating and Governance Committee, will decide whether to accept the resignation within 90 days following certification of the vote by the inspectors of election. Shares as to which the “ABSTAIN” box has been selected on the proxy card, shares held by a broker who submits a proxy card but fails to cast a vote on this proposal (also known as a “broker non-vote”) and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Proposals 2 and 3.    In order for the shareholders to approve Proposals 2 and 3, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Under the voting standard for Proposals 2 and 3, shares as to which the “ABSTAIN” box has been selected on the proxy card for the proposal will count as shares represented and entitled to vote and will be treated as votes “AGAINST” that proposal. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned (and are not otherwise voted in person) will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Proposal 4.    In order for the shareholders to approve Proposal 4, we must obtain the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal. Under the voting standard for Proposal 4, shares as to which the “ABSTAIN” box has been selected on the proxy card, shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned will have the effect of a vote “AGAINST” the proposal.

Because the vote on the non-binding proposal to approve the named executive officer compensation (Proposal 3) is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee of the Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you promptly complete, sign and date the enclosed proxy card(s) in favor of Proposals 1, 2, 3 and 4 and return the card(s) in the enclosed self-addressed, postage-prepaid envelope or, if you prefer, vote by using the telephone or Internet. Proxy cards must be received prior to the commencement of the annual meeting. Returning the proxy card will not prevent you from voting in person if you attend the annual meeting. Your vote is very important.

Revocability of Proxies

You may revoke your grant of a proxy at any time before it is voted at the annual meeting by:

•	filing a written revocation of the proxy with our corporate secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the annual meeting, but you also must file a written revocation of the proxy with the secretary of the annual meeting prior to the voting.

If you voted by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 24, 2012.

If you voted using the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, April 24, 2012.

We are soliciting proxies only for the 2012 Annual Meeting of Shareholders. If you grant us a proxy to vote your shares, the proxy will only be exercised at the 2012 Annual Meeting of Shareholders.

Solicitation of Proxies

Our officers, members of our Board of Directors and our employees may solicit proxies on our behalf by telephone or through other forms of communication but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. We have retained Georgeson Inc. to solicit proxies in connection with the annual meeting. We have agreed to pay Georgeson Inc. a base fee of $7,000 plus a fee of $3,500 for additional services in connection with the annual meeting. In addition, we have agreed to pay Georgeson Inc. a maximum fee of $5.00 per each telephone solicitation made to shareholders by Georgeson Inc. and $3.50 for each telephone vote solicited by a telephone call. The aggregate fee will vary considerably based on the number and length of telephone solicitations made. We have also agreed to reimburse Georgeson Inc. for its expenses for such solicitation services. We request that persons, firms and corporations holding shares in their own name or in the name of nominees, in each case which are beneficially owned by others, send proxy materials to and obtain proxies from such beneficial owners, and we will reimburse such holders for the reasonable expenses incurred in connection therewith. We will bear all costs of solicitation.

Interest of Management and Directors in Matters to be Acted Upon

Management and directors of Hudson City Bancorp have interests in the matters that will be acted upon that are different from the interests of other shareholders as follows:

•

Non-binding Advisory Vote on Named Executive Officer Compensation: Proposal 3 is a non-binding advisory vote on the compensation awarded to our named executive officers. However, the Compensation Committee of the Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors has taken the above interests into account in recommending that shareholders approve Proposal 3.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 25, 2012

This proxy statement and the 2011 Annual Report to Shareholders are available on Hudson City Bancorp’s website at www.hcbk.com.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth, as of March 1, 2012, certain information as to Hudson City Bancorp common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of our common stock as of March 1, 2012. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with Hudson City Bancorp pursuant to the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under the caption “Directors and Executive Officers,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (1) over which that person has or shares, directly or indirectly, voting or investment power, or (2) of which that person has the right to acquire beneficial ownership at any time within 60 days after March 1, 2012. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, (i) each shareholder shown in the table below has sole voting and investment power with respect to the shares of common stock indicated and (ii) none of such shares are listed because the person has the right to acquire beneficial ownership within 60 days after March 1, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent(1)
Employee Stock Ownership Plan Trust of Hudson City Savings Bank(2) West 80 Century Road Paramus, New Jersey 07652	41,127,864	7.8%
Human Resources Committee of Hudson City Savings Bank(3) West 80 Century Road Paramus, New Jersey 07652	45,259,224	8.6
Capital Research Global Investors(4) 333 South Hope Street Los Angeles, California 90071	48,711,000	9.2
BlackRock, Inc.(5) 40 East 52nd Street New York, New York 10022	27,788,261	5.3
Allianz Global Investors Capital LLC(6) 600 West Broadway, Suite 2900 San Diego, California 92101	28,371,100	5.4

(1)	Based on the 527,571,496 total outstanding shares of Hudson City Bancorp as of December 31, 2011.

(2)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012. The Human Resources Committee, a plan fiduciary, shares voting and investment power with participants in the Employee Stock Ownership Plan.

(3)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012. The Human Resources Committee has sole voting and investment power over 699,773 shares in the Hudson City Savings Bank Retirement Plan for Employees. The Human Resources Committee shares voting power over 41,127,864 shares and shares investment power over 44,559,451 shares, which number of shares includes the 41,127,864 shares also indicated as beneficially owned by the Employee Stock Ownership Plan Trust of Hudson City Savings Bank.

(4)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012.

(5)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012. The Schedule 13G/A was filed by BlackRock, Inc. for itself and as the parent holding company for 15 of its subsidiaries (each identified on Exhibit A to the Schedule 13G/A). No one of these entities, on its own behalf, has ownership interests exceeding 5% of the total outstanding shares of common stock of Hudson City Bancorp.

(6)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012. The Schedule 13G was filed jointly by Allianz Global Investors Capital LLC and NFJ Investment Group LLC, with NFJ Investment Group LLC appointing Allianz Global Investors Capital LLC as its agent and attorney-in-fact on Exhibit A to the Schedule 13G.

Directors and Executive Officers

The following table sets forth information about the shares of common stock beneficially owned by each director of Hudson City Bancorp, by each named executive officer of Hudson City Bancorp identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of Hudson City Bancorp or Hudson City Bancorp’s wholly owned subsidiary, Hudson City Savings Bank, as a group as of March 1, 2012. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name	Position with the Company	Amount and Nature of Beneficial Ownership (1)(2)(3)		Percent of Common Stock Outstanding(4)
Ronald E. Hermance, Jr.	Director, Chairman and Chief Executive Officer (5)	9,630,013	(5)	1.8%
Denis J. Salamone	Director, Acting Chairman and Chief Executive Officer and President and Chief Operating Officer	4,608,224	(6)	*
Michael W. Azzara	Director	426,115		*
William G. Bardel	Director	565,296	(7)	*
Scott A. Belair	Director	573,742		*
Victoria H. Bruni	Director	564,100	(8)	*
Cornelius E. Golding	Director	80,417		*
Donald O. Quest, M.D.	Director	577,070		*
Joseph G. Sponholz	Director	492,539	(9)	*
James C. Kranz	Executive Vice President and Chief Financial Officer	1,166,995	(10)	*
Thomas E. Laird	Executive Vice President and Chief Lending Officer	1,461,283	(11)	*
Ronald J. Butkovich	Senior Vice President	988,140	(12)	*
All directors and executive officers as a group (24 persons)		27,626,388	(13)	13.05%

*	Less than one percent

(1)	The figures shown include the following shares that have been allocated as of December 31, 2011 to individual accounts of participants in the Hudson City Bancorp, Inc. Employee Stock Ownership Plan

(referred to as the ESOP): Mr. Hermance, 82,832 shares; Mr. Salamone, 57,938 shares; Mr. Kranz, 82,832 shares; Mr. Laird, 79,886 shares; Mr. Butkovich, 42,303 shares; and all directors and executive officers as a group, 819,101 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown for each of the executive officers named in the table do not include 31,752,093 shares held in trust pursuant to the ESOP that have not been allocated as of December 31, 2011 to any individual’s account and as to which each of the executive officers named in the table shares voting power with other ESOP participants. The figure shown for all directors and executive officers as a group includes such 31,752,093 shares as to which Hudson City Savings Bank’s Human Resources Committee (as of January 1, 2012, consisting of Messrs. Azzara, Belair, Hermance, Quest and Salamone) may be deemed to have shared investment power, except in limited circumstances, thereby causing such committee to be deemed a beneficial owner of such shares. This figure also includes all 9,375,771 shares allocated to individual accounts under the ESOP, as the Human Resources Committee may be deemed to have shared investment power, in limited circumstances, over those shares as well. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually. See “Compensation of Executive Officers and Directors — Deferred Compensation — Employee Stock Ownership Plan.”

(2)	The figures shown include the following shares held as of March 1, 2012 in individual accounts of participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank: Mr. Hermance, 359,150 shares; Mr. Salamone, 11,666 shares; Mr. Kranz, 98,881 shares; Mr. Laird, 171,244 shares; and Mr. Butkovich, 10,761 shares; all directors and executive officers as a group, 903,057. Such persons have sole voting power and sole investment power as to such shares. The figure shown for all directors and executive officers as a group includes all 3,431,587 shares allocated to the accounts of participants in the Profit Incentive Bonus Plan, as to which the Human Resources Committee may be deemed to have shared investment power, in limited circumstances. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually. See “Compensation of Executive Officers and Directors — Deferred Compensation — Profit Incentive Bonus Plan.”

(3)	The figures shown include the following shares which may be acquired upon the exercise of stock options that are, or will become, exercisable within 60 days after March 1, 2012: Mr. Hermance, 5,941,651 shares; Mr. Salamone, 2,449,917 shares; Mr. Kranz, 698,240 shares; Mr. Laird, 673,706 shares; Mr. Butkovich, 755,600 shares; Mr. Azzara, 272,917 shares; Mr. Bardel, 479,397 shares; Mr. Belair, 401,157 shares; Ms. Bruni, 272,917 shares; Mr. Golding, 60,417 shares; Dr. Quest, 272,917 shares; Mr. Sponholz, 272,917 shares; and all directors and executive officers as a group, 16,837,253 shares.

(4)	Based on the 528,118,173 total outstanding shares as of March 1, 2012 plus the 16,837,253 shares which such person or group of persons has the right to acquire within 60 days after March 1, 2012.

(5)	Mr. Hermance is currently on a medical leave of absence. Beneficial ownership includes 335,561 shares as to which Mr. Hermance may be deemed to share voting and investment power.

(6)	Includes 87,549 shares as to which Mr. Salamone may be deemed to share voting and investment power and 1,918,662 shares held in a brokerage account with margin provisions.

(7)	Includes 85,899 shares held in a brokerage account with margin provisions.

(8)	Includes 115,000 shares as to which Ms. Bruni may be deemed to share voting and investment power.

(9)	Includes 7,412 shares as to which Mr. Sponholz may be deemed to share voting and investment power.

(10)	Includes 82,832 shares as to which Mr. Kranz may be deemed to share voting power.

(11)	Includes 616,152 shares as to which Mr. Laird may be deemed to share voting and investment power and 535,356 shares held in a brokerage account with margin provisions.

(12)	Includes 42,303 shares as to which Mr. Butkovich may be deemed to share voting and investment power and 162,817 shares held in a brokerage account with margin provisions.

(13)	Includes 3,007,483 shares held in brokerage accounts with margin provisions by directors and executive officers as a group. Also includes 699,773 shares held in trust under the Hudson City Savings Bank Employee Retirement Plan, as to which the Human Resources Committee may be deemed to have sole investment power. Each of the members of the Human Resources Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Human Resources Committee individually.

PROPOSAL  1

ELECTION OF DIRECTORS

General

The Certificate of Incorporation and bylaws of Hudson City Bancorp provide for the election of directors by the shareholders. The Board of Directors of Hudson City Bancorp is currently divided into three classes with each class as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each annual meeting of shareholders. There are currently nine directors on the Board of Directors of Hudson City Bancorp.

The terms of three directors expire at the 2012 Annual Meeting of Shareholders. Each of Denis J. Salamone, Michael W. Azzara and Victoria H. Bruni, have been nominated by the Board of Directors, upon recommendation by the Nominating and Governance Committee, to be re-elected at the annual meeting for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2015, or when their successors are otherwise duly elected and qualified.

Assuming the re-election of Mr. Salamone, Mr. Azzara and Ms. Bruni, at the conclusion of the annual meeting, our Board of Directors will consist of nine members divided into three equal classes, and Ronald E. Hermance, Jr. and Denis J. Salamone will be the only members who are not “independent” under the listing requirements of the NASDAQ Global Select Market. See “Corporate Governance.” For a description of a proposal to amend our Certificate of Incorporation to eliminate the classification of the Board of Directors and its impact, see “Proposal 4 — The Approval of an Amendment to the Certificate of Incorporation to Declassify the Board of Directors.” Approval of the proposed amendment would not affect the terms of any director elected at the 2012 Annual Meeting of Shareholders.

The terms of the remaining two classes of directors expire at the Annual Meetings of Shareholders to be held in 2013 and 2014, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the 2012 Annual Meeting of Shareholders is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the completed and returned proxy cards will vote for the substitute nominee designated by the present Board of Directors to serve until the next annual meeting of shareholders. Proxies cannot be voted for a greater number of persons than the three nominees named in this Proposal 1.

Who Our Directors Are

The table below states certain information with respect to each nominee for election as a director and each director whose term does not expire at the 2012 Annual Meeting of Shareholders (including time spent on the Board of Directors or Board of Managers of Hudson City Savings prior to the incorporation of Hudson City Bancorp on March 4, 1999). There are no arrangements or understandings between Hudson City Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Hudson City Bancorp. For information with respect to security ownership of directors, see “Security Ownership of Certain Beneficial Owners and Management — Directors and Executive Officers.”

Name	Age(1)	Director Since	Term Expires	Positions Held at Hudson City

Nominees
Denis J. Salamone	59	2001	2015	Director, Acting Chairman and Chief Executive Officer and President and Chief Operating Officer(2)
Michael W. Azzara	65	2002	2015	Director
Victoria H. Bruni	70	1996	2015	Director

Continuing Directors
Donald O. Quest, M.D.	72	1983	2013	Director
Joseph G. Sponholz	68	2002	2013	Director
Cornelius E. Golding	64	2010	2013	Director
Ronald E. Hermance, Jr.	64	1988	2014	Director, Chairman and Chief Executive Officer(2)
William G. Bardel	72	2003	2014	Director
Scott A. Belair	64	2004	2014	Director

(1)	As of May 1, 2012.

(2)	Mr. Hermance is currently on a medical leave of absence. During this leave of absence, Mr. Salamone has been appointed by the Board to serve as Acting Chairman and Chief Executive Officer.

Directors

The business experience, qualifications and other attributes that led to the conclusion by the Nominating and Governance Committee and the Board of Directors that each person identified below should serve as a director of Hudson City Bancorp is as follows:

Nominees for Election as Director

Michael W. Azzara has been a part-time Senior Consultant with the executive search and consulting firm of Foley Proctor Yoskowitz since October 2003. He is the retired President and Chief Executive Officer of Valley Health System, a regional health care provider comprised of The Valley Hospital in Ridgewood, New Jersey, Valley Home Care and the Valley Health Medical Group, a position he held from 1997 to his retirement in 2003. Prior to assuming such position, Mr. Azzara served as President and Chief Executive Officer of The Valley Hospital. Mr. Azzara serves as Chair of the Advisory Board to the Dean of the School of Arts and Sciences, Rutgers University. He also serves as Chair of the Board of Trustees of the non-profit Bergen Volunteer Medical Initiative. Mr. Azzara had served on the Board of Directors of Ridgewood Savings Bank for 13 years until its purchase by another community bank. A graduate of Rutgers University, he has a Masters degree from Cornell Graduate School of Business and Public Administration. Mr. Azzara is also a Life Fellow of the American College of Health Care Executives.

As a former health care executive with 22 years of experience serving as a Chief Executive Officer, Mr. Azzara has developed and demonstrated valuable leadership skills and extensive experience with the myriad of issues facing corporate entities, including government regulations, risk management, governance, leadership development and human resources. A resident of Northern New Jersey for his entire life, and a former board member of a Northern New Jersey savings bank, Mr. Azzara possesses insightful knowledge of the market area currently served by Hudson City Savings, including regional economic conditions and the competitive landscapes. The Nominating and Governance Committee considers these qualities, as well as the unique contributions Mr. Azzara makes as the only outside director with experience as a chief executive officer, as assets to the Board and, accordingly, has recommended Mr. Azzara for reelection to the Board.

Victoria H. Bruni served as Vice President for Administration and Finance at Ramapo College of New Jersey, a public four year liberal arts college with an annual budget of over $100 million, from June 1993 until July 2006. She was responsible for financial planning and reporting, budgets, public financings, accounting operations, and purchasing, as well as administrative functions such as human resources and capital facilities planning, construction and maintenance. From 1964 to 1993 she served in various management and executive positions at New Jersey Bell Telephone Co./Bell Atlantic, including Assistant Comptroller, Treasurer, Assistant Secretary and Attorney. A graduate of Smith College, she received her J.D. with honors from Seton Hall University School of Law. Ms. Bruni was a member of the bar in the state of New Jersey until she ceased the active practice of law. Ms. Bruni is a former member of the NYC Downtown Economists Club.

Prior to Ms. Bruni’s retirement in 2006, her professional career spanned 42 years, 29 of which were spent in managerial and executive positions where she gained valuable leadership and governance experience and a strong understanding of corporate financial matters and human resources related issues. In addition, as an attorney admitted to the bar since 1978, Ms. Bruni possesses a valuable understanding of the legal system and the ability to assess and evaluate risk from a legal as well as a business standpoint. The Nominating and Governance Committee considers Ms. Bruni’s skills, experience and knowledge, as well as the unique perspective she brings as the only outside director with line officer experience in human resources management, as assets to the Board and, accordingly, has recommended Ms. Bruni for reelection to the Board.

Denis J. Salamone has served as President and Chief Operating Officer of Hudson City Bancorp and Hudson City Savings since December 2010. Prior to assuming these positions, Mr. Salamone served as Senior Executive Vice President and Chief Operating Officer of Hudson City Bancorp and Hudson City Savings from January 1, 2002 and prior to that time served as Senior Executive Vice President since October 2001. He was elected to the Board of Directors in October 2001. Prior to joining the Company, Mr. Salamone had a 26 year career with the independent accounting firm of PricewaterhouseCoopers LLP, where he had been a partner for 16 years. Immediately prior to joining Hudson City Bancorp, Mr. Salamone was the Global Financial Services leader for Audit and Business Advisory Services, and a member of the PricewaterhouseCoopers eighteen member board of partners. Mr. Salamone is a member of the American Institute of CPAs and a member of the New York State Society of CPAs. He graduated in 1975 with a B.S. in accounting from St. Francis College where he is currently a member of its Board of Trustees. Mr. Salamone is currently servicing as Acting Chairman and Chief Executive Officer.

Mr. Salamone has 34 years of experience in the financial services industry. Prior to joining the Company, for 27 years Mr. Salamone served a clientele consisting of many banks and investment banks as a professional advisor. As a partner at a major accounting firm working with financial institutions, Mr. Salamone developed a depth of knowledge in areas of accounting, risk management, internal control, regulatory compliance and operational efficiency and effectiveness which are a valuable asset to the Board of Directors. The Nominating and Governance Committee considers Mr. Salamone’s skills, experience and knowledge, as assets to the Board and, accordingly, has recommended Mr. Salamone for reelection to the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

William G. Bardel was the Associate Headmaster and Chief Financial Officer of the Lawrenceville School, a preparatory high school in Lawrenceville, New Jersey, from 1994 until 2006. The Lawrenceville School had an annual budget of $40 million and an endowment of $200 million. Previously, from 1988 to 1994, he served as head of the Government Advisory Group of Lehman Brothers in London, England, which provided financial market guidance to developing nations in Africa, Asia, Eastern Europe, South America and the Middle East, having been named a Managing Director of Lehman Brothers in 1984. Since 2006, Mr. Bardel has acted as a financial consultant to a number of educational institutions. Mr. Bardel currently serves as the Company’s Audit Committee financial expert and will serve as our lead independent director effective April 1, 2012. A graduate of Yale University, he has a Masters degree from Oxford University where he was a Rhodes Scholar. Mr. Bardel received his J.D. from Harvard Law School and was a member of the bar in the state of New York until he ceased the active practice of law.

Having worked for many years in the financial services industry and as the Chief Financial Officer of a prestigious educational institution, Mr. Bardel possesses a strong overall knowledge of both business and finance. In addition, as an attorney Mr. Bardel also possesses a valuable understanding of the legal system and an ability to assess and evaluate risk from a legal as well as a business standpoint. These skills, combined with Mr. Bardel’s leadership experience in several capacities, strengthen the Board’s collective knowledge, capabilities and experience.

Scott A. Belair is a co-founder of Urban Outfitters, Inc., a NASDAQ-listed retailer and wholesaler operating under the brand names Urban Outfitters, Anthropologie and Free People, and has served on its Board of Directors since 1970. Previously, Mr. Belair, a CPA, was a Principal at Morgan Stanley and Vice President and Chief Financial Officer of the international offices and subsidiaries at Goldman Sachs, having worked at these investment banks for more than 15 years. In addition, Mr. Belair has been Principal at The ZAC Group, performing financial advisory services, since 1989. A graduate of Lehigh University, he has an MBA from the University of Pennsylvania.

As a CPA, and having previously served in various senior managerial roles for financial services companies, Mr. Belair has gained extensive knowledge of the financial services industry and the many accounting, regulatory and risk management issues faced by financial institutions. The unique perspective Mr. Belair brings from his background as an entrepreneur and his extensive experience in the areas of business growth and the development of business strategy as a co-founder of Urban Outfitters, Inc., strengthen the Board’s collective knowledge, capabilities and experience.

Cornelius E. Golding was the Senior Vice President and Chief Financial Officer of Atlantic Mutual Insurance Company, where, among other responsibilities, he oversaw the corporate investment portfolio, a position he held from August 1994 to his retirement in September 2003. Previously, from 1981 to 1994, Mr. Golding served in various management and executive positions at Atlantic Mutual Insurance Company, including Senior Vice President and Comptroller, Vice President and Comptroller and Vice President-Internal Audit. Prior to joining Atlantic Mutual Insurance Company, Mr. Golding served as the Vice President of Ideal Mutual Insurance Company in 1979 and as the Assistant Controller of AIG, a position he held from December 1979 to March 1980. From 1974 to 1979 Mr. Golding served in various positions at Crum & Forster, including Assistant Controller and from 1972 to 1974 Mr. Golding was employed by the Robert Stigwood Organization. Prior to 1972, Mr. Golding worked for the independent accounting firm of Price Waterhouse (now PriceWaterhouseCoopers) as an auditor. Mr. Golding serves on the Board of Directors of United Automobile Insurance Group where he is a member of the Corporate Governance Committee, Audit Committee and Investment Committee, and as Trustee of the John A. Forster Trust. Mr. Golding previously served on the Board of Directors of Neurologix, Inc. where he was Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Golding previously served on the Board of Directors of Somerset Hills Bancorp and National Atlantic Holding Corporation. Mr. Golding is a retired CPA and a member of the American Institute of CPAs and a member of the New York State Society of CPAs. A graduate of St. John Fisher College,

Mr. Golding holds an MBA from Fairleigh Dickenson University. Mr. Golding is a also a graduate of the Advanced Education Program at the Wharton School of the University of Pennsylvania.

As a former executive in the financial services industry, serving as a Chief Financial Officer for over 10 years, and serving on several boards of directors, including a publicly held bank holding company, Mr. Golding has developed extensive financial and accounting expertise. As a retired CPA, Mr. Golding has gained a valuable understanding of financial institutions and the financial, accounting, operational, regulatory and risk management issues faced by such institutions. Such skills strengthen the Board’s collective knowledge, capabilities and experience.

Ronald E. Hermance, Jr. has been Chief Executive Officer of Hudson City Bancorp and Hudson City Savings since January 1, 2002 and Chairman of the Board since January 1, 2005. He is currently on a medical leave of absence. Mr. Hermance previously served as President of Hudson City Bancorp and Hudson City Savings from January 1, 2002 until December 2010. Prior to assuming these positions, Mr. Hermance had served as President and Chief Operating Officer of Hudson City Bancorp since its incorporation in 1999 and of Hudson City Savings since January 1997. Mr. Hermance previously was Senior Executive Vice President and Chief Operating Officer from the time he joined Hudson City Savings in 1988. He was elected to the Board of Managers of Hudson City Savings in 1988. Prior to joining Hudson City Savings, Mr. Hermance was Chief Financial Officer of Southold Savings Bank, Long Island, New York. In addition, Mr. Hermance also served as Senior Vice President and Chief Lending Officer for Bankers Trust Company of Western New York, a division of Bankers Trust Company of New York. In 2004, Mr. Hermance was elected to the board of directors of the Federal Home Loan Bank of New York where he is Chairman of the Nominating and Corporate Governance Committee and also serves on the Executive Committee. Mr. Hermance is a graduate of St. John Fisher College in Rochester, New York where he currently serves as a Trustee on its Board.

Mr. Hermance has over 40 years of experience in the banking industry, both in management and as a board member. Of these 40 years, Mr. Hermance has spent 22 years with the Company serving in senior management capacities. Under Mr. Hermance’s leadership the Company has been able to grow to an asset size of in excess of $60 billion from $11 billion over his tenure as Chief Executive Officer. Mr. Hermance’s management skills, leadership skills and knowledge of the banking industry strengthen the Board’s collective knowledge, capabilities and experience.

Donald O. Quest, M.D. has been a neurological surgeon since 1976, a professor at Columbia University since 1989, Assistant Dean for Student Affairs at Columbia University since 2002, and an attending physician at The Valley Hospital and Columbia-Presbyterian Medical Center since 1978. He is a member of the Neurosurgical Associates of New York and New Jersey and a member of the Board of Trustees of Mary Imogene Bassett Hospital in New York. Dr. Quest has been President of the American Association of Neurological Surgeons, the American Academy of Neurological Surgeons, the Congress of Neurological Surgeons, the Chairman of the American Board of Neurological Surgery and the Chairman of the Residency Review Committee for Neurological Surgery. A graduate of the University of Illinois, he received his M.D. from Columbia University.

As a result of the senior positions Dr. Quest has held in professional organizations during his career, Dr. Quest has developed valuable leadership skills and experience related to governance and ethical issues. In addition, Dr. Quest has developed a broad understanding of the banking industry based on his service on the Board of Directors since 1983. As Hudson City’s longest serving continuing director, Dr. Quest makes a unique contribution through his institutional knowledge of the evolution of the Company’s business and the policies and practices of the Board as its governing body. Dr. Quest’s leadership skills, governance experience and knowledge of the Company strengthen the Board’s collective knowledge, capabilities and experience.

Joseph G. Sponholz is a retired Vice Chairman of Chase Manhattan Bank, a position he held from 1997 to his retirement in 2000. Prior to assuming the position of Vice Chairman, Mr. Sponholz had served as Chief Administrative Officer of Chase Manhattan Bank. Serving as a member of Chase’s Executive Committee,

Mr. Sponholz spearheaded the company’s Internet efforts as leader of Chase.com. Prior to its merger with Chase, he served as Chief Financial Officer and Chief Technology Officer at Chemical Bank as part of a 20 year career at that institution and its successor. Prior to joining Chemical Bank, Mr. Sponholz spent 7 years, including two years as a Partner, at the financial advisory firm of Booz Allen Hamilton. A graduate of Fordham University, Mr. Sponholz holds an MBA in Finance from New York University. Mr. Sponholz has served as our lead independent director since 2008. His term as lead independent director expires on March 31, 2012.

As the former Chief Financial Officer of one of the largest banks in the country, Mr. Sponholz is recognized as an industry leader in the areas of business strategy, technology and financial management. During his 30 year career working in the banking industry, Mr. Sponholz held many significant leadership roles and developed a detailed understanding of financial institutions and the financial, operational and regulatory issues they confront on a daily basis. Mr. Sponholz’s financial and leadership skills and his experience and knowledge of the financial services industry, and the unique contribution he makes as the only continuing outside director with experience as a senior retail and commercial banking executive, strengthen the Board’s collective knowledge, capabilities and experience.

Executive Officers

In addition to Messrs. Hermance and Salamone, Hudson City Bancorp and Hudson City Savings have the following executive officers:

Louis J. Beierle, age 60, has been a Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2011. He is currently responsible for the internal audit function of both Hudson City Savings and Hudson City Bancorp, having been appointed Director of Internal Audit in January 2007. Mr. Beierle previously served as First Vice President from 2004 through 2010, and as a Vice President from 1993 to 2004, during which time he served in various roles, including assisting in the preparation for Hudson City Bancorp’s initial public offering and the development of the Investor Relations department, as well as serving as the Compliance Officer. Mr. Beierle joined Hudson City Savings in 1993 as Vice President/Special Projects. Prior to joining Hudson City Savings, Mr. Beierle was Chief Financial Officer of Montclair Savings Bank, a position he held from 1989 to 1993, and a Senior Manager in the financial institutions practice of KPMG Peat Marwick from 1980 to 1989. Mr. Beierle is a member of the American Institute of CPAs and the New Jersey Society of CPAs. A graduate of Montclair State College, Mr. Beierle holds an MBA from Rutgers University.

Ronald J. Butkovich, age 62, has been Senior Vice President of Hudson City Savings and Hudson City Bancorp since April 2004. He is responsible for the development of the Long Island Region. Mr. Butkovich joined Hudson City Savings in 2004. He formerly served as Operations/Retail Banking officer of Southold Savings Bank on Long Island, New York for 16 years and the Director of Real Estate, Branch Development, and Construction for North Fork Bank for 16 years. Mr. Butkovich has served on various industry, community, and civic associations including treasurer of the Southold Fire Department since 1978. Mr. Butkovich earned his undergraduate degree at the State University of New York at Albany and is a graduate of the National School of Savings Banks and a graduate of the Executive Development Program at Fairfield University.

V. Barry Corridon, age 63, joined Hudson City Savings in 1970. He has been Senior Vice President of Mortgage Servicing of Hudson City Savings since January 2000 and Senior Vice President of Hudson City Bancorp since January 2004. He previously served as First Vice President of Mortgage Servicing of Hudson City Savings from 1995 to 2000 and as a Vice President from 1982 to 1995. He is responsible for the administration of our mortgage portfolio, supervision of new loan set-up, post-closing, payoffs, mortgage accounting, collections and foreclosures. Mr. Corridon was President of the Mortgage Bankers Association of New Jersey in 1995. He is a former President of the Mortgage Bankers Association’s Educational Foundation. Mr. Corridon also serves on the board of WOODLEA/PATH Advisory Council of Children’s Aid and Family Services. He earned his undergraduate degree at Fairleigh Dickinson University and is also a graduate of the Graduate School of Savings Banking at Brown University and the Executive Development Program at Fairfield University.

Tracey A. Dedrick, age 55, joined Hudson City Savings and Hudson City Bancorp in July of 2011 as Executive Vice President and Chief Risk Officer. From January 2010 to February 2011, Ms. Dedrick served as the Treasurer of PineBridge Investments, an asset management company with $83 billion in assets under management where her responsibilities included managing Treasury, Investor Relations and Risk Management. Ms. Dedrick was employed by MetLife, the largest insurance company in the United States, from June 2001 until September 2009, where she served as Assistant Treasurer from June 2001 until July 2004, charged with the responsibility for building a treasury function for the recently demutualized company as well as managing the capital, liquidity and interest rate risk in the $500 billion balance sheet. At MetLife, Ms. Dedrick served as the Senior Vice President and Head of Market Risk from July 2007 until September 2009 where she was charged with the task of implementing a new economic capital and market risk model used to successfully measure the market risk of the entire balance sheet for the first time. Ms. Dedrick earned her undergraduate degree at the University of Minnesota and also attended the MBA program at Southern Methodist University, Edwin L. Cox School. Ms. Dedrick holds Series 7, 52, 53, 62 and 63 licenses.

Anthony J. Fabiano, age 51, has served as Senior Vice President/Finance of Hudson City Savings and Hudson City Bancorp since January 2010. Mr. Fabiano has served as the principal accounting officer of Hudson City Bancorp and Hudson City Savings since April 2011. He previously served as First Vice President/Finance of Hudson City Savings and Hudson City Bancorp from January 2007 to December 2009. Mr. Fabiano has also served as the Vice President and Treasurer of each of Hudson City Preferred Funding and Sound REIT, Inc. and as the Secretary and Director of HudCiti Service Corp. since January 2008. Immediately prior to joining the Company, Mr. Fabiano was the Senior Vice President, Chief Financial Officer and Corporate Secretary of Sound Federal Bancorp from January 2001 to July 2006, and the Vice President and Chief Financial Officer of Sound Federal Bancorp from July 1998 to December 2000. Mr. Fabiano was the Senior Vice President and Chief Financial Officer of MSB Bancorp, Inc. from July 1992 to June 1998 and was employed by KPMG from August 1982 until June 1992 in the Audit Practice. Mr. Fabiano is a CPA and is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Fabiano is a graduate of Manhattan College and the National School of Banking at Fairfield University.

James A. Klarer, age 59, joined Hudson City Savings in 1976. He has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2005. He previously served as First Vice President of Hudson City Savings from 2002 to 2004, and as a Vice President from 1992 to 2002. Mr. Klarer has also served as Secretary of HudCiti Service Corp. from January 1993 to January 2008. He is responsible for real estate development, branch expansion, insurance, purchasing and general services. Mr. Klarer also manages the disposition of ORE properties originated and serviced by Hudson City Savings. Mr. Klarer is a former member of the Institute of Real Estate Management (IREM) and is a current member of the Building Owners and Managers Association (BOMA). He is a graduate of William Paterson College.

James C. Kranz, age 63, has been Executive Vice President and Chief Financial Officer of Hudson City Savings and Hudson City Bancorp since October 2007. He previously served as Senior Vice President and Chief Financial Officer of Hudson City Savings and Hudson City Bancorp from January 2007 to October 2007, and as Senior Vice President and Investment Officer of Hudson City Savings from January 2000 to January 2007, and as Senior Vice President of Hudson City Bancorp from January 2004 to 2006. He maintains oversight of the entire accounting and finance functions as well as primary execution responsibility for investments and borrowings. Mr. Kranz joined Hudson City Savings in 1983. Mr. Kranz serves on the Asset and Liability Management Committee of the New Jersey Bankers Association. Mr. Kranz has an undergraduate degree and an MBA from Lehigh University. He is a graduate of the Graduate School of Savings Banking at Brown University.

William J. LaCalamito, age 52, has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2012. He previously served as First Vice President — Retail Banking of Hudson City Savings and Hudson City Bancorp from July 2006 to December 2011. Immediately prior to joining the Company, Mr. LaCalamito was Vice President and Regional Manager of Sound Federal Bancorp, Inc., a position he held from July 2000 to July 2006. Mr. LaCalamito was the Chief Operating Officer, President, Corporate

Secretary and Director of Peekskill Financial Corporation from December 1995 to July 2000. From October 1988 to December 1995, Mr. LaCalamito served in various officer capacities at First Federal Savings and Loan Association of Peekskill. Mr. LaCalamito was employed by KPMG from July 1981 until October 1988 in the Audit practice. Mr. LaCalamito is a CPA and earned his undergraduate degree and an MBA from Pace University.

Thomas E. Laird, age 59, joined Hudson City Savings in 1974. He has served as Executive Vice President and Chief Lending Officer of Hudson City Savings and Hudson City Bancorp since October 2007. He previously served as Senior Vice President and Chief Lending Officer of Hudson City Savings and Hudson City Bancorp from January 2002 to September 2007, Senior Vice President of Hudson City Bancorp since January 2004 and Senior Vice President and Mortgage Officer from January 2000 to 2002. Prior to that, he served as First Vice President and Mortgage Officer from 1991 to 2000. His primary job responsibilities encompass oversight of the full range of managerial duties for loan review, compliance and credit analysis functions, including adherence to policies and procedures of the institution and applicable regulatory and governmental agencies. Mr. Laird holds an undergraduate degree from St. Peter’s College and is a graduate of the National School of Banking at Fairfield University. Mr. Laird was actively involved from 1989 to 1999 on the Wanaque Board of Education, having served for two terms as Board President. He has also been active in the New Jersey Bankers Association. He is a former member of the Board of Governors of the Mortgage Bankers Association of New Jersey and a former board member of the Dover Housing Development Corporation.

Christopher L. Mahler, age 51, has worked for Hudson City Savings since 1982 in various capacities related to retail banking, mortgage servicing and mortgage originations and he has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2010. He previously served as First Vice President and Mortgage Officer of Hudson City Savings and Hudson City Bancorp from December 2003 to December 2009 and Vice President from January 1992 to December 2002. Additionally, Mr. Mahler has served as President and Director of Hudson City Preferred Funding since its incorporation in May 2000 and President and Director of Sound REIT, Inc. since 2006. Mr. Mahler graduated from Providence College in Rhode Island with a B.S. degree. He received his MBA from Saint Peter’s College in New Jersey. He also graduated from the National School of Banking at Fairfield University. Mr. Mahler has been a member of the Mortgage Bankers Association of New Jersey, serving on both the Affordable Housing Committee as well as the Conventional Loan Committee. He is also active with the Community Bankers Association of New Jersey. Mr. Mahler also had been active with Bergen County Habitat for Humanity having served three years on its board of directors as well as Vice President and Chairman of the Construction Committee.

Michael McCambridge, age 49, joined Hudson City Savings in 1986 and has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2010. He previously served as First Vice President of Hudson City Savings and Hudson City Bancorp from 2003 to 2009, and as Vice President from 1998 to 2002. Mr. McCambridge is responsible for asset/liability management reports including income and growth forecasting and interest rate risk analysis. He also manages the borrowing portfolio and is responsible for daily cash management. Prior to this, Mr. McCambridge was responsible for the financial and regulatory reporting of Hudson City Bancorp and Hudson City Savings. Mr. McCambridge received a B.A. from the University of Delaware and a B.S. in accounting from Ramapo College of New Jersey. Mr. McCambridge is a member of the American Institute of CPAs and the New Jersey Society of CPAs.

J. Christopher Nettleton, age 56, has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2012. He previously served as First Vice President from 2005 to 2011 and as Vice President from 2004 to 2005. Mr. Nettleton is responsible for the management of the Human Resources function. Prior to joining the Company, he worked in the Human Resources department of Ingersoll Rand, Promus Hotels and other major companies for 20 years. Mr. Nettleton has served on the Board of Trustees of Children’s Aid and Family Services and on various community and civic associations. He holds an undergraduate degree from Arizona State University and is a member of the American Institute of CPAs.

Veronica A. Olszewski, age 52, has served as Senior Vice President, Treasurer and Corporate Secretary of Hudson City Bancorp and Hudson City Savings since June 2007. She previously served as Senior Vice President and Corporate Secretary of Hudson City Bancorp and Hudson City Savings from January 2004 to June 2007, Senior Vice President from January 2002 to December 2003, First Vice President from January 2000 to December 2001 and Vice President and Assistant Auditor from March 1997 to December 1999. Ms. Olszewski joined Hudson City Savings in 1980. She is responsible for the functions of Corporate Secretary, special projects and strategic planning. Ms. Olszewski is a member of the American Institute of CPAs, New Jersey Society of CPAs and the American Society of Corporate Governance Professionals. She is a graduate of Jersey City State College.

Steven M. Schlesinger, age 56, joined Hudson City Savings in 1978. He has served as Senior Vice President of Information Services of Hudson City Savings and Hudson City Bancorp since January 2009. He previously served as First Vice President of Information Services of Hudson City Savings and Hudson City Bancorp from 2003 to 2008 and Vice President from 1989 to 2003. He is responsible for the Information Services department and has over thirty-eight years of progressive experience in information technology including operations, programming, systems and data communication. He holds an AAS degree in Computer Sciences and graduated from the National School of Banking at Fairfield University in 2000.

Dennis J. Valentovic, age 60, joined Hudson City Savings in 1976. He has served as Senior Vice President, Retail Banking of Hudson City Savings and Hudson City Bancorp since February 2012. He previously served as First Vice President from 2005 to January 2012. Prior to that, Mr. Valentovic served as a Regional Vice President based in Jersey City for 15 years after having been the manager of a succession of retail branch offices. Mr. Valentovic is responsible for branch administration and oversees the activities of the retail support departments. He is a former member of the Board of Trustees of the Bloomfield Public Library, having served several terms as both Treasurer and President. Mr. Valentovic holds an undergraduate degree from Colgate University and is a graduate of the National School of Banking at Fairfield University.

Certain Transactions with Members of Our Board of Directors and Executive Officers

Transactions with related persons, including directors, executive officers and their immediate family members, have the potential to create actual or perceived conflicts of interest between Hudson City Bancorp and such persons. Transactions with related persons generally are categorized as either loans that we may make in the ordinary course of business as a financial institution or all other related person transactions.

We do not currently make loans or extend credit to directors or executive officers. We have made residential mortgage loans to two of our executive officers prior to promotion to executive officer status and to members of the immediate families of certain of our officers and directors. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All other related person transactions are generally treated as potential violations of our Code of Ethics for which a waiver must otherwise be obtained if they are found to create a conflict of interest. Under both our Code of Ethics and our Audit Committee Charter, the Audit Committee is charged with reviewing and approving all related person transactions, including any loans to directors, executive officers or their immediate family members, for potential conflicts of interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hudson City Bancorp’s executive officers and directors, and persons who own more than 10% of Hudson City Bancorp common stock to file with the Securities and Exchange Commission reports of ownership and changes of ownership. Officers, directors and greater than 10%

shareholders are required by Securities and Exchange Commission regulation to furnish Hudson City Bancorp with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Hudson City Bancorp believes that all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

CORPORATE GOVERNANCE

Hudson City Bancorp aspires to the highest standards of ethical conduct. In that spirit, we are committed to being a leader in corporate governance matters. In addition to our ongoing compliance with the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Global Select Market and Delaware law, Hudson City Bancorp continues to strive to follow high standards of corporate governance.

Independence of Directors

A majority of the Board of Directors and each member of the Compensation, Nominating and Governance, Risk and Audit Committees is independent, as affirmatively determined by the Board consistent with the criteria established by the NASDAQ listing rules and as required by Hudson City Bancorp’s bylaws. In addition to explicitly requiring compliance with the NASDAQ listing rules and in order to further ensure the independence of our directors, Hudson City Bancorp’s bylaws prohibit directors from serving on the board of directors of an insured depository institution, bank holding company, financial holding company or thrift holding company, other than Hudson City Bancorp and its affiliated entities or the Federal Home Loan Bank of New York, while serving as a member of the Board of Directors. This prohibition prevents directors from simultaneously serving as a director of another financial institution that may have a business relationship, or may compete, with Hudson City Bancorp.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Hudson City Bancorp and its subsidiaries, affiliates and equity investors, including those reported under “Certain Transactions with Members of Our Board of Directors and Executive Officers” above. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the nominees, Michael W. Azzara and Victoria H. Bruni, and the following continuing directors, meet Hudson City Bancorp’s standard of independence: William G. Bardel, Scott A. Belair, Cornelius E. Golding, Donald O. Quest, M.D and Joseph G. Sponholz. At the time of the annual review, the remaining directors were determined not to be independent for the following reasons: Ronald E. Hermance, Jr. and Denis J. Salamone are currently executive officers of Hudson City Bancorp and Hudson City Savings.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by Mr. Hermance. In these roles, Mr. Hermance has general charge, supervision and control of the business and affairs of Hudson City Bancorp, and is responsible generally for assuring that policy decisions of the Board are implemented as adopted. As part of his duties, Mr. Hermance is also responsible for planning Hudson City Bancorp’s growth, for shareholder relations and relations with investment bankers and other similar financial institutions and financial advisors, for exploring opportunities for mergers, acquisitions and new business, and for performing such other duties as the Board may from time to time assign. As the Chairman of the Board, Mr. Hermance provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. We believe this Board leadership structure is appropriate for our Company, in that the combined role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for our Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan while contributing to a more efficient and effective Board. Mr. Salamone is currently serving as Acting Chairman and Chief Executive Officer, and has assumed all of Mr. Hermance’s responsibilities during Mr. Hermance’s medical leave of absence.

In addition, the Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. Joseph G. Sponholz currently serves as the lead independent director and the independent members of the Board of Directors have designated William G. Bardel to serve in this position effective April 1, 2012.

Oversight of Risk Management

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board receives these reports to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In particular, the Risk Committee oversees Hudson City Bancorp’s general risk management and assists the Board in outlining our risk principles and management framework, and setting high level strategy and risk tolerances. The Risk Committee consists of a minimum of three independent members of the Board. Members of the Risk Committee are appointed by the Board on the recommendation of the Nominating and Governance Committee and serve at the Board’s discretion. The categories of risk overseen by the Risk Committee include legal risk, reputation risk, interest rate risk, liquidity risk, credit risk, market risk, price risk, compliance risk and operational risk. In addition, the Risk Committee has primary responsibility for overseeing enterprise risk management. The Risk Committee is required to meet at least monthly, or more frequently if it deems necessary. Our risk profile is managed by our Chief Risk Officer. On July 11, 2011, Tracey A. Dedrick was appointed Chief Risk Officer of Hudson City Bancorp and Hudson City Savings Bank. In this position, Ms. Dedrick reports administratively to the Chief Executive Officer, but reports her findings directly to the Risk Committee on a regular basis. The chair of the Risk Committee reports to the full Board with respect to any notable risk management issues and coordinates with other Board and management level committees as necessary. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk. In these ways, the full Board is able to monitor our risk profile and risk management activities on an on-going basis.

In addition, as a part of its charter, the Audit Committee assists the Board in its oversight of the Company’s risk assessment and risk management policies as well as the procedures and the safety and soundness of Hudson City Savings. The Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s employee and executive compensation programs, whether these programs encourage unnecessary or excessive risk taking that could threaten the value of or have a material adverse effect on Hudson City Bancorp and has concluded that they do not.

Continuing Corporate Governance Efforts

We will continue our effort to be a leader in corporate governance. Hudson City Bancorp’s bylaws, among other things, define who may be considered an “independent” director, establish a mandatory retirement age for all directors, require the independent directors to meet periodically in executive session, and require that the responsibilities of the committees of the Board of Directors conform with the requirements of the Sarbanes-Oxley Act of 2002 and related rules and regulations. In addition, Hudson City Bancorp has Corporate Governance Guidelines and a Code of Ethics, both of which are available on our website at www.hcbk.com. Further actions to enhance our corporate governance mechanisms will be taken as required by law and the NASDAQ Global Select Market or as otherwise deemed necessary or appropriate by the Board of Directors, with a continuing focus on high standards of corporate governance.

Shareholder Communications with the Board

Shareholders of Hudson City Bancorp may contact the Board of Directors, either individually or as a group, by writing to the Board of Directors, c/o Corporate Secretary, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652. The Corporate Secretary will forward a copy of all written communications to each member of the Board of Directors.

Meetings of the Board of Directors and its Committees

During 2011, Hudson City Bancorp’s Board of Directors held 15 meetings. The independent members of the Board of Directors met in executive session 6 times during 2011. No current director attended fewer than 75% of (a) the total number of Board meetings held in 2011 during the period for which such director was a director and (b) the total number of committee meetings held in 2011 during the period which such director was a committee member. While we do not have a specific policy regarding attendance at the annual meeting, all nominees and continuing directors are expected to attend. All of the incumbent directors attended last year’s annual meeting of shareholders.

The Board of Directors of Hudson City Bancorp maintains the following four independent standing committees:

The Nominating and Governance Committee consists of Mr. Azzara, Mr. Bardel, Mr. Belair, Ms. Bruni, Mr. Golding, Dr. Quest and Mr. Sponholz (ex officio), with Mr. Azzara serving as Chairman. All members of the Nominating and Governance Committee have been determined by the Board to be independent of Hudson City Bancorp and meet the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. The Nominating and Governance Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. This committee is responsible for developing and implementing policies and practices relating to corporate governance, including developing and monitoring implementation of Hudson City Bancorp’s Corporate Governance Guidelines. In addition, the Nominating and Governance Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management.

The Nominating and Governance Committee employs a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will review the performance of Hudson City Bancorp’s current Board members up for election to determine if they should stand for reelection. If a determination is made that a current Board member will not be recommended by the Nominating and Governance Committee for reelection, due to no longer satisfying the minimum qualifications, retirement or otherwise, the Nominating and Governance Committee will conduct a search for individuals qualified to become members of Hudson City Bancorp’s Board of Directors, unless the Board of Directors decides to reduce the size of the Board. The Nominating and Governance Committee will also evaluate director nominations by shareholders that are submitted in accordance with the procedural and informational requirements set forth in Hudson City Bancorp’s bylaws and described herein under “Additional Information — Notice of Business to be Conducted at Annual Meeting.”

Hudson City Bancorp’s Corporate Governance Guidelines contain criteria considered by the Nominating and Governance Committee in evaluating nominees for a position on the Board. All nominees, including incumbent directors, other board nominees and shareholder nominees, are evaluated in the same manner. Although the Board of Directors does not have a formal diversity policy, the Corporate Governance Guidelines set forth Hudson City Bancorp’s goal to have a Board of Directors comprised of members who have diverse professional backgrounds and have demonstrated personal achievement, the highest personal and professional ethics and integrity and have broad experience in positions with a high degree of responsibility, corporate board experience and the ability to commit adequate time and effort to serve as a director. Other criteria that the Nominating and Governance Committee will consider include expertise currently desired on the Board of Directors, geography, finance or financial services industry experience and involvement in the community. The Nominating and Governance Committee also evaluates potential nominees to determine if they meet Hudson City Bancorp’s standard of independence (to ensure that at least a majority of the directors will, at all times, be independent).

Directors of Hudson City Bancorp may not serve on the board of more than three other public companies and may not serve on the board of another unaffiliated insured depository institution, bank holding company, financial holding company or thrift holding company, other than the Federal Home Loan Bank of New York, while serving as a director of Hudson City Bancorp. The Nominating and Governance Committee met 5 times during 2011.

The Risk Committee consists of Mr. Bardel, Ms. Bruni, Mr. Golding and Mr. Sponholz, with Mr. Golding serving as Chairman. All members of the Risk Committee have been determined by the Board to be independent of Hudson City Bancorp and meet the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules.

The Risk Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Risk Committee is primarily responsible for overseeing the Company’s Enterprise Risk Management Program and formulating strategies, policies and procedures with respect to the identification, measurement, management and control of all categories of risk, including credit risk, asset/liability risk, operational risk, reputational risk, information technology and information security risk, and systemic risk. The Risk Committee met 10 times during 2011.

The Audit Committee consists of Mr. Bardel, Ms. Bruni, Mr. Golding and Mr. Sponholz, each of whom has been determined by the Board to be independent of Hudson City Bancorp and meets the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. Mr. Bardel serves as Chairman of the Audit Committee, and Hudson City Bancorp’s Board of Directors has determined that Mr. Bardel is an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Audit Committee is primarily responsible for: monitoring the integrity of Hudson City Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance and public disclosure of financial information; monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors. The Audit Committee met 5 times during 2011.

The Compensation Committee consists of the following members: Mr. Azzara, Mr. Belair, Dr. Quest and Mr. Sponholz (ex officio), with Mr. Belair serving as Chairman. None of the members is or previously has been an officer or employee, or has had a relationship with us requiring disclosure in this proxy statement under the caption “Certain Transactions with Members of our Board of Directors and Executive Officers.” The Compensation Committee has a written charter that has been approved by the Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Compensation Committee met 8 times during 2011.

Our bylaws require that the Board of Directors, or a board committee to which decision-making authority has been delegated, set executive officer compensation. As a NASDAQ Global Select Market listed company, we must observe governance standards that require independent directors or a committee of independent directors to set executive officer compensation. Consistent with these requirements, our Board of Directors has established the Compensation Committee, all of whose members meet the definition of independence set forth in Rule 5605(a)(2) of the NASDAQ listing rules. The Board of Directors has delegated authority to the Compensation Committee to:

•	grant incentive compensation under our shareholder-approved Executive Officer Annual Incentive Plan;

•	grant equity compensation under the Amended and Restated 2011 Stock Incentive Plan;

•	set the terms and conditions of those grants and to administer those plans;

•	administer, but not make further equity compensation grants under, our shareholder-approved 2000 Stock Option Plan and 2000 Recognition and Retention Plan;

•

design and administer incentive compensation programs for all senior executive officers and other employees who (alone or collectively) have the authority to expose the Company to material risk, to ensure that these programs do not provide incentives to expose the Company to excessive risk;

•	implement and enforce the Company’s claw-back policy and its policy against hedging Company stock;

•	periodically evaluate the performance of the Chief Executive Officer and ensure periodic performance evaluations of other senior managers; and

•

determine or recommend, subject to ratification by the Board of Directors or its independent members, compensation policy and other elements of executive officer compensation, including but not limited to base salaries.

The Compensation Committee meets in executive session and with its advisors and invited management present. It considers the expectations of the Chief Executive Officer and the President and Chief Operating Officer with respect to these officers’ compensation, and these officers’ recommendations with respect to the compensation of directors and more junior executive officers. It also considers empirical data and the recommendations of advisors. Executive officer compensation matters are presented for discussion at periodic executive sessions of the independent directors and at meetings of the full Board of Directors.

The Compensation Committee may delegate any or all of its powers and responsibilities only to subcommittees of its membership. During 2011, the Committee did not delegate any of its powers or responsibilities.

During 2011, the Compensation Committee continued to work with Frederic W. Cook & Co., Inc., a nationally recognized compensation consulting firm, to assist it in carrying out its duties. The consultant’s specific assignments included competitive reviews of our director and named executive officer compensation levels and practices, a more focused review of our equity compensation strategies and a review of the group of peers used for benchmarking our compensation. The consultant provides services only to the Compensation Committee and provides no other services to the Company. The Compensation Committee communicates directly with, and receives written work product directly from, its consultant. It determines the compensation of its consultant and meets with the consultant both in executive session and with invited executive officers present. The Compensation Committee relies on consultants for survey data, for assistance in understanding market practices and trends and for recommended compensation strategies. The Compensation Committee has relied on Hudson City Bancorp’s outside legal counsel for advice as to its obligations under applicable corporate, securities, tax and employment laws, for assistance in interpreting its obligations under compensation plans and agreements, and for drafting plans and agreements to document business decisions. The Compensation Committee has the right to select other legal counsel.

Compensation Committee Interlocks and Insider Participation

During 2011 the following directors served as members of the Compensation Committee: Mr. Azzara, Mr. Belair and Dr. Quest, with Mr. Belair serving as Chairman. None of the members was, during 2011, an officer or employee of Hudson City Bancorp or Hudson City Savings; and none of them has formerly been an officer or employee of Hudson City Bancorp or Hudson City Savings. In addition, none of them has any relationship requiring disclosure by us in this proxy statement under the caption “Certain Transactions with Members of Our Board of Directors and Executive Officers.”

None of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where any of our directors or any member of our Compensation Committee served as an executive officer or director.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of Hudson City Bancorp, Inc.

Scott A. Belair, Chair

Michael W. Azzara, Member

Donald O. Quest, Member

COMPENSATION DISCUSSION AND ANALYSIS

Private Securities Litigation Reform Act Safe Harbor Statement

This Compensation Discussion and Analysis contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider” “should,” “plan,” “estimate,” “predict,” “continue,” “probable” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, but are not limited to:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among the financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•

general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•

legislative or regulatory changes including, without limitation, the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any actions regarding foreclosures, may adversely affect our business;

•	enhanced regulatory scrutiny may adversely affect our business and increase our cost of operation;

•	applicable technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate;

•	litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate;

•

the risks associated with adverse changes to credit quality, including changes in the level of loan delinquencies and non-performing assets and charge-offs, the length of time of our non-performing assets remain in our portfolio and changes in estimates of the adequacy of the allowance for loan losses;

•	difficulties associated with achieving expected future financial results;

•	our ability to diversify our funding sources and to access the capital markets;

•	transition of our regulatory supervisor from the Office of Thrift Supervision to the Office of the Comptroller of the Currency;

•	our ability to comply with the terms of the Memorandum of Understanding with the Office of the Comptroller of the Currency (as successor to the Office of Thrift Supervision);

•

our ability to pay dividends, repurchase our outstanding common stock or execute capital management strategies each of which requires the approval of the Office of the Comptroller of the Currency and Federal Reserve Board;

•	the effects of changes in existing U.S. government or U.S. government sponsored mortgage programs;

•	the risk of a continued economic slowdown that would adversely affect credit quality and loan originations; and

•	changes in prevailing compensation practices.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. We do not intend to update any of the forward-looking statements after the date of this proxy statement or to conform these statements to actual events.

Introduction

This section of the proxy statement (1) describes our decision- and policy-making process for executive compensation, (2) discusses the background and objectives of our compensation programs for executive officers, and (3) sets forth the material elements of the compensation of the following individuals, whom we refer to as our “named executive officers”:

Name	Title
Ronald E. Hermance, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Denis J. Salamone	President and Chief Operating Officer (Acting Chairman and Chief Executive Officer)
James C. Kranz	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Thomas E. Laird	Executive Vice President and Chief Lending Officer
Ronald J. Butkovich	Senior Vice President

Descriptions of compensation plans, programs and individual arrangements referred to in this Compensation Discussion and Analysis (other than broad-based plans that are open to substantially all salaried employees) that are governed by written documents are qualified in their entirety by reference to the full text of their governing documents. We have filed these documents as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporate them here by this reference.

Executive Summary

Hudson City confronted significant challenges in 2011. We continued to experience elevated levels of prepayment activity on our mortgage-related assets due to the protracted, historically low interest rate environment. In addition, we continued to face increased competition for mortgage loans as a result of the unprecedented involvement of the government-sponsored entities in the mortgage market. Continuing elevated levels of unemployment and continuing stress in the residential real estate markets resulted in heightened levels of nonperforming assets. We transitioned from regulation by the Office of Thrift Supervision to regulation by the Office of the Comptroller of the Currency and the Federal Reserve and addressed increased regulatory burdens. Management’s response to this operating environment included the following:

•

We deleveraged our balance sheet by prepaying structured borrowings using funds from mortgage prepayments and calls of securities that could not be deployed in new mortgage originations. This action reduced our future interest rate exposure in a protracted low-rate, low-volume environment, but the related prepayment penalties caused us to record a $736.0 million loss for the year.

•

We made progress developing more substantial enterprise-wide risk management and compliance functions. These actions are intended to help us anticipate and manage a broader range of business-related risks, but have added to our overhead costs and dampened our operating efficiency.

•

We have been proactive in addressing our problem loans and non-performing assets. While levels of non-performing assets have increased, credit costs, as reflected in net loan charge-offs, remain lower than our peers, confirming the benefits of our underwriting and servicing practices.

•

We reduced our quarterly cash dividend to reflect our earnings trend. While this decision will help us meet increasing capital requirements and manage risk, it has reduced the dividends returned to our shareholders.

While management has made and implemented difficult decisions in the belief that they are in the long-term interest of our shareholders, these decisions have contributed to adverse short-term consequences in financial performance and shareholder returns. The compensation packages of our named executives reflect these consequences through reduced payouts under our annual cash incentive program and reduced values of the equity compensation that vested in 2011.

Objectives

The creation of long-term value for our shareholders is highly dependent on the development and execution of our business strategy by our executive officers. Our executive officer compensation program, consistent with previous years, seeks to:

•

attract and retain executive officers with the skills, experience and vision to create and execute a strategy for the prudent and efficient deployment of invested capital and retained earnings in a manner that will create superior long-term, cumulative returns to our shareholders through dividends and stock price appreciation,

•

motivate behavior in furtherance of these goals through an incentive program that appropriately balances short and long term performance objectives without encouraging unnecessary or excessive risks, and

•	reward favorable results.

The factors that influence the design of our executive compensation program include the following:

•	Our status as a highly regulated business and our resulting need for executives with industry-specific experience and a track record of effective interaction with our primary regulators.

•

The sensitivity of our financial performance to the behavior of customers in the local communities that we serve, as well as to local, regional and national interest rates, employment levels and real estate markets, and other economic factors, and our resulting preference for executives with sufficient tenure in our markets to have experienced the behavior of our customers, products and investments in various phases of the economic cycle.

•	Our cultural commitment to shared objectives and individual contributions to their achievement.

•

Our recognition that strategic initiatives that enhance long-term shareholder value may not always improve short-term operating results or shareholder returns and our resulting preference for decision-making that focuses on long-term results with sensitivity to short-term effects.

•	The variability of the interest rate, credit and regulatory environments in which we operate and our focus on flexible decision-making that adapts quickly to change.

•

Our commitment to the retention of performing incumbent executives and the internal development of their successors where possible, using external recruitment where retention and management development programs do not meet our needs.

•	Our status as a federally regulated financial institution whose compensation practices are regulated by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve.

The executive compensation program includes several components designed, in combination, to address these factors. We expect that the components of our executive compensation program and their relative significance could change in the future from year to year as circumstances change.

Key Elements of the Compensation Package

In General.    Our executive compensation program consists of three key elements: base salary to provide a reasonable level of predictable income; annual cash incentives to motivate our executives to meet or exceed annual performance objectives derived from our business plan; and long-term incentives to retain talented executives and provide an incentive to maximize shareholder return in the long term. We also provide fringe benefits and perquisites, and retirement and other termination benefits, to reduce outside distractions. Performance-based compensation opportunities make up a significant portion of each named executive officer’s total annual compensation opportunities. Long-term incentives, with values derived from our stock price, make up a majority of the performance-based compensation opportunities.

Use of Discretion.    The Compensation Committee exercises substantial discretion in setting pay levels and determining the elements of compensation, and their relative weight in the compensation packages of our named executive officers. The following table summarizes the most significant elements of our named executive officers’ compensation packages and the basis, in addition to cost considerations, on which each has been determined:

Element	Basis of Determination	Selected Contributing Factors
Base Salary	Compensation Committee discretion	Informed but not dictated by peer group practices Tenure in office Individual long-term performance Local cost of living factors

Annual Cash Incentive	Participation and incentive opportunities are at Compensation Committee discretion	Informed but not dictated by peer group practices

	Actual awards derived by achievement of pre-established performance goals, then adjusted down based on subjective review of performance	Strategic and operating objectives derived from business plan, risk management considerations and personal influence over same Individual performance

Stock Incentives	Compensation Committee discretion	Informed but not dictated by peer group practices Strategic and operating objectives that support earnings growth, dividend policy and share price appreciation consistent with long term strategic plan

Retirement Benefits	Qualified plans — formula applicable to all participating employees	N/A

	Non-qualified plans — participation at Compensation Committee’s discretion; benefits are formula-based for all participants	Informed but not dictated by peer group practices

Fringe Benefits	Group insurance and other broad-based benefits — formula applicable to all participating employees	N/A

	Other — Compensation Committee discretion	Informed but not dictated by peer group practices Internal custom and practice

Termination Benefits	Compensation Committee discretion	Informed but not dictated by peer group practices Benefit demands of external management recruits

Pay Mix.    Our Compensation Committee periodically reviews each material element of the named executive officer compensation program. Its primary focus, however, is an annual review and determination of direct compensation. Direct compensation consists of salary, cash bonus (if any), cash incentives under the Executive Officer Annual Incentive Plan and equity compensation through stock option grants, restricted stock and stock unit awards. The following charts illustrate, for each of our named executive officers, their direct compensation and total compensation for 2009, 2010 and 2011. For purposes of the legends in the following charts, “Other,” “Pension,” “Incentive,” “Option,” “Stock” and “Salary” correspond to the entries for the year in question in columns (I), (H), (G), (F), (E), (D) and (C) of the Summary Compensation Table.

As these charts indicate, our named executive officers experienced a generally downward trend in direct compensation over the three year period from 2009 through 2011, primarily due to reduced annual incentive payments linked to declines in corporate financial performance. Any contrary trend in total compensation is primarily due to increases in the year-over-year change in the present value of defined benefit pension benefits which, in turn, were substantially influenced by changes in interest rate and mortality assumptions used to value these benefits under generally accepted accounting principles. For more information on the impact of changes in interest rates and mortality assumptions for pension benefits, please see footnote (5) to the Summary Compensation Table below.

Base Salary.    Base salaries are reviewed annually. They do not vary substantially and directly with annual performance. Instead, they reflect market factors, experience and tenure in office, job content and sustained job performance over an extended period, and general cost of living. In 2011, Messrs. Hermance’s and Salamone’s were above the median of an indicated range of salaries for their position derived from an independent compensation consultant’s report, while the base salaries of other named executives approximated the median. In light of the Company’s overall performance, Messrs. Hermance and Salamone recommended that no salary increase be awarded for themselves and the Compensation Committee agreed with their recommendation. Increases, where awarded, were designed to reflect increases in median base salary practices in our markets.

Name	% Increase	$ Increase	Resulting Annual Base Salary Rate
Ronald E. Hermance, Jr.	0.0	—	$1,680,000
Denis J. Salamone	0.0	—	1,070,000
James C. Kranz	2.0	10,000	504,200
Thomas E. Laird	2.3	10,000	450,000
Ronald J. Butkovich	2.1	8,000	386,040

Cash Incentives.    Our Executive Officer Annual Incentive Plan provides performance-based annual incentives to motivate named executive officers to execute specific financial and non-financial elements of our business plan, and to reward individual conduct that supports shared corporate goals. A subjective evaluation of individual performance, in addition to the achievement of shared corporate financial goals, influences actual incentive payments. Elements of our 2011 business plan considered for annual incentives include the following:

•	the restructuring of our balance sheet to reflect our changed operating environment,

•	core earnings performance,

•	maintenance of Tier I tangible capital ratio at or above 7.5% of assets,

•	expense discipline and the preservation of and growth in annual net income, and

•	risk management considerations, including credit quality, interest rate sensitivity, liquidity and compliance.

Consideration of these elements of our business plan helped focus management on the need to reposition Hudson City for future earnings stability and growth.

For 2011, each of our named executive officers had the opportunity to earn an incentive payment if the Company’s core operating earnings, or core operating income before taxes and extraordinary items, equaled or exceeded a threshold level of $376.6 million, with the actual amount of each executive’s incentive payment (if any) determined by the Compensation Committee, up to a predetermined cap. In light of the subjective nature of the individual performance factors, the Compensation Committee did not attach quantitative performance measures to the payment levels. This approach enabled us to control the portion of our core operating earnings expended for cash incentives. It also afforded management flexibility to adapt to business conditions as they emerged during the year and afforded the Compensation Committee the ability to reward or discipline management for its actions based on a retrospective review of the business context in which action was taken.

Although the Compensation Committee did not set formal payment amounts for threshold, target and superior formal levels for the named executives, consistent with its annual incentive programs for other officers, it generally regards the superior payout to be the cap amount, the target payout to be 50% of the maximum amount and the threshold payment to be 25% of the maximum amount. For 2011, the named executive officers’ threshold, target and maximum award opportunities, and actual incentives awarded, were:

Name	Threshold Award Opportunity	Target Award Opportunity ($)	Maximum Award Opportunity ($)	Actual Award for 2011	Prior Awards
					2010	2009
Ronald E. Hermance, Jr.	$840,000	$1,680,000	$3,360,000	$600,000	$2,000,000	$2,550,000
Denis J. Salamone	455,000	910,000	1,820,000	350,000	1,000,000	1,270,500
James C. Kranz	160,625	321,250	642,500	202,500	450,000	450,000
Thomas E. Laird	143,000	286,000	572,000	180,000	400,000	400,000
Ronald J. Butkovich	85,050	170,100	340,200	117,000	195,000	190,000

The Company’s core operating earnings exceeded the threshold level necessary for the Compensation Committee to consider payment. The Compensation Committee’s decision to award incentive payments for 2011 reflected the Committee’s judgment that it was important to recognize the significant efforts of management during a difficult year — including the balance sheet restructuring, enhanced risk management and compliance functions, and continued conservative loan underwriting and servicing — to position the Company for future success. Favorable results from these actions included an increase in the Company’s regulatory capital ratios, reduced interest rate sensitivity and progress toward meeting the heightened risk management and compliance expectations of our regulators. The decision that incentive payments would be substantially lower than in prior years and at less than target levels reflects the influence of the following corporate performance considerations:

•	Net loss (after tax) of $736.0 million for 2011.

•

Core operating earnings (before taxes and extraordinary items, such as the loss from the balance sheet restructurings) of $550.9 million for 2011 as compared to a threshold requirement for incentive payments of $376.6 million.

The decision to authorize incentive payments below the threshold level for Messrs. Hermance and Salamone but between the threshold and target levels for the other named executive officers is not a reflection of the Compensation Committee’s judgment of the relative performance of these individuals but instead reflects the Committee’s philosophy that enterprise-wide financial performance should bear more weight in the payment determinations for the Company’s Chief Executive Officer and Chief Operating Officer.

Core operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Operating earnings typically exclude the effects of certain non-recurring or unusual transactions. We believe that core operating earnings provide useful information in evaluating the Company’s financial results, and thus our management’s performance. Core operating earnings should not be considered a substitute for income before income tax expense, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate core operating earnings differently from other companies reporting data with similar names. The following is a reconciliation of the Company’s core operating earnings to pre-tax earnings for the year 2011.

For the Year Ended December 31, 2011 (In thousands)
GAAP loss before income tax benefit	$(1,255,309)
Adjustments to GAAP loss before income tax benefit:
Loss on extinguishment of debt	1,900,591
Net gain on securities sales related to restructuring	(98,278)
Valuation allowance related to Lehman Brothers	3,900

Core operating earnings	$550,904

Equity Compensation.    In 2011, we utilized a performance-based equity compensation system where performance criteria in addition to stock price performance influences our named executive officers’ right to equity compensation and the amount of such compensation. We consider retention of our experienced management team a high priority in this period of stress in the financial services industry and in the regional economy where we operate. The deterioration of the markets for financial institution stocks has significantly impaired the in-the-money value of the stock options outstanding to our named executive officers and compromised the effectiveness of outstanding and potential new option grants as retention incentives. As a result, we included both performance-based stock options and performance-based deferred stock units as part of the 2011 long-term incentive awards to provide some tangible value at grant. We have tied the vesting of these awards to the attainment of financial performance targets that should beneficially affect both stock price performance and the Company’s financial strength.

Performance stock options granted in 2011 have been structured to reward option holders for stock price appreciation that is achieved through sustained earnings and limited charge-offs. All performance stock options granted in 2011 will vest 100% on March 15, 2014 if certain performance measurements are satisfied. The specified performance measures are (1) as to one-half of the number of options granted to each recipient, attainment of a target level of $0.60 for aggregate diluted earnings per share measured over any four consecutive calendar quarters during calendar years 2011, 2012 or 2013, and (2) as to the balance of the number of options, a maximum level of charge-offs of 75 basis points which must not be exceeded during 2011. We have tied vesting of performance stock options to targets for earnings per share and limited charge-offs in order to encourage conduct that produces stock price appreciation based on fundamental operating results. See the notes to unexercised unearned options in the “Outstanding Equity Awards at Fiscal Year-End Table — 2011” below for additional detail on the vesting conditions attached to performance stock option grants. In order to strengthen the retention aspect of these awards, vesting does not accelerate on retirement, death or disability, and any unvested awards outstanding as of retirement, death or disability will remain outstanding subject to satisfaction of their performance conditions, and, following retirement, compliance with an agreement that includes provisions for confidentiality and non-solicitation of our customers and employees. Vesting accelerates in the event of a change of control only if the executive is discharged without cause or resigns with good reason before the awards’ regularly scheduled vesting date.

Performance deferred stock units granted in 2011 have been structured to reward holders for future value of our stock that is attained through consistent maintenance of our capital ratios. All performance deferred stock units granted in 2011 will vest 100% on March 15, 2014, if a specified performance measure is satisfied. This measure is a minimum leverage capital ratio of 7.5% that must be maintained or exceeded throughout the vesting period. See the notes to units of stock that have not vested in the “Outstanding Equity Awards at Fiscal Year-End Table — 2011” below for additional detail on the vesting conditions attached to performance deferred stock units. In the event of the death or disability of a performance deferred stock unit holder during employment, any unvested performance deferred stock units scheduled to vest during the six-month period following that event will vest. Vesting accelerates in the event of a change of control only if the executive is discharged without cause or resigns with good reason before the awards’ regularly scheduled vesting date. Half of each award that vests will be distributed on March 15, 2014, with the remainder deferred until and distributed on March 15, 2017, in each case in Hudson City Bancorp common stock.

Our current policy is to consider equity grants to incumbent executive officers in the first quarter of each year, giving consideration to any episodic grants we may award to promoted or newly hired executives. We seek to price our performance stock option grants shortly after the release of quarterly or annual financial results or at other times when we would permit our directors and executives to purchase or sell our common stock on the open market under our securities trading policy. We may make awards at other times. In 2011, we delayed granting both equity awards and awards under our annual incentive plan from our customary January time frame to March so that any awards made could take into account a changing economic, regulatory and operating circumstances. In 2012, we have delayed the award of stock options beyond our usual January time frame while we consider possible changes to the structure of our long-term incentive program.

Relationship of Compensation to Performance

We seek to link the compensation of our named executive officers to corporate and individual performance through a combination of annual cash incentives and equity compensation. The Compensation Committee sets cash incentives and equity compensation opportunities on the basis of their target values when awarded and relies on the actual value of cash incentives paid and equity values at vesting to reflect actual corporate and/or individual performance in relation to expectations.

As required by the disclosure rules of the Securities and Exchange Commission, the Summary Compensation Table included elsewhere in this proxy statement presents a combination of actual values for compensation actually delivered (in the case of salary, annual incentives, pension and deferred compensation amounts and other annual compensation that is vested when accrued or paid) and grant-date values for accounting expense purposes (in the case of stock option and equity awards that vest in future years). The presentation in the Summary Compensation Table does not permit a comparison of the aggregate compensation opportunities available for a fiscal year (based on their payment or vesting dates, without regard to the year in which those opportunities were awarded) to the aggregate compensation actually delivered for such year (again, based on their payment or vesting dates, without regard to the year in which the related compensation opportunity was awarded). As a result, the Company does not believe information presented in the Summary Compensation table can form the basis for an evaluation of the extent to which our compensation program is, in operation, effectively linked to performance. The charts below show, for each fiscal year included in the Summary Compensation Table, the target values and actual values of the compensation actually delivered to each named executive in such year without regard to the year in which the compensation opportunity was awarded.

For purposes of these charts, the target and actual values for Salary, Pension, and Other correspond to the amounts for the applicable year under the captions Salary, Change in Pension Value and Nonqualified Deferred Compensation Earnings and All Other Compensation in the Summary Compensation Table. The target values for Incentive are the annual target award opportunities for the years in question, expressed as 50% of the maximum payout permitted under the Annual Incentive Plan for each individual for the applicable year. The actual values for Incentive are the amounts for the applicable year under the caption Non-equity Incentive Plan Compensation in the Summary Compensation Table. The target values for Stock and Option awards are the aggregate grant date values of stock and stock unit awards and stock option awards, respectively, calculated in accordance with FASB ASC Topic 718 for financial statement purposes and reflected in the year awarded under the captions Stock Awards and Options Awards in the Summary Compensation Table. The assumptions used for these calculations have been disclosed in the notes to the audited financial statements in our Annual Reports on Form 10-K for the years in which the options were granted. The actual values for Stock and Option awards are based on the closing prices of our common stock on the dates of vesting, and correspond with the Value Realized on Vesting under the Option Exercises and Stock Vested Table for the year in question. The actual values used for Option awards are calculated as of the date of vesting using an option valuation model method, with the following assumptions:

Grant Date	2/19/2004	2/19/2004	4/15/2004	7/21/2006	7/21/2006	1/26/2007	1/25/2008
Exercise Price	$12.23	$12.23	$10.33	$12.76	$12.76	$13.78	$15.69
Vesting Date	1/13/2009	1/13/2010	1/13/2009	7/21/2009	7/21/2011	1/26/2010	1/25/2011
Closing Price on Vesting Date	$14.05	$14.06	$14.05	$13.96	$8.33	$13.06	$11.06
Assumptions on Grant Date:
Expected dividend yield	1.63%	1.63%	2.05%	2.35%	2.35%	2.32%	2.30%
Expected volatility	19.79%	19.79%	19.52%	19.96%	19.96%	19.12%	20.61%
Risk-free interest rate	3.00%	3.00%	3.45%	4.98%	4.98%	4.87%	2.82%
Expected option life	1,825 days	1,825 days	1,825 days	1,971 days	1,971 days	1,898 days	1,935 days

Fair value on Grant Date	$2.32	$2.32	$1.92	$2.71	$2.71	$2.77	$2.76
Assumptions on Vesting Date:
Expected dividend yield	4.13%	3.41%	4.01%	3.82%	3.82%	3.71%	3.40%
Expected volatility	57.63%	29.14%	63.60%	37.87%	33.75%	29.67%	24.42%
Risk-free interest rate	1.43%	1.25%	1.46%	1.59%	0.81%	1.23%	0.93%
Expected option life	932 days	749 days	959 days	875 days	914 days	802 days	839 days

Fair Value on Vesting Date	$5.02	$2.84	$6.21	$3.27	$0.50	$1.67	$0.33

As these charts indicate, the compensation opportunities that we offer to our named executives, when compared to the compensation values actually delivered, are sensitive to performance over the period between award and vesting. In addition, we believe that the compensation that we actually delivered to our named executive officers, based on its value when paid or delivered, is highly correlated to shareholder returns.

Other Elements of the Executive Compensation Package

Our 2011 compensation program for our named executive officers includes the following additional elements:

Retirement Benefits.    In addition to base salary, annual cash incentives and long-term equity incentives, our named executive officers are eligible to participate in the same broad-based, tax-qualified retirement and savings plans as other employees with similar dates of hire. They are also eligible to participate in certain non-qualified supplemental executive retirement plans because applicable tax rules do not permit them to receive benefits under our broad-based, tax-qualified plans at the same percentage of salary as other employees. The supplemental executive retirement plans generally provide benefits that, when added to the benefits available under our qualified plans, are equivalent, as a percentage of salary, to the benefits provided to other employees. We provide these benefits in lieu of additional current cash or equity compensation to assure that our named executive officers have a source of retirement income that is available at the time of retirement without regard to the performance of their personal savings and investment portfolios and because these programs enjoy more favorable corporate and/or personal income tax treatment under the federal tax laws than current compensation.

In the past, we used the supplemental plans to provide additional pension benefits to executives who are recruited from other employers in mid-career by granting additional years of service credits for periods of employment with a prior employer. It was our practice to grant additional years of service credit only at the time of hire and as part of the employment negotiation. Messrs. Hermance, Salamone and Butkovich received negotiated prior service credits as part of their hiring packages in their respective years of hire. Prior service credit has not been granted to any executive officer since 2004, and it is the Company’s policy not to grant prior service credit.

Under our supplemental employee stock ownership plan, Messrs. Hermance and Salamone also participate in an additional benefit designed to replicate the benefits each would earn under our leveraged employee stock ownership plan if the plan were to repay all acquisition debt incurred by the plan to purchase common stock for future allocation on or before their respective retirement dates. The plan will award this benefit only in the event of early or normal retirement while our employee stock ownership plan has unpaid acquisition debt. We designed the benefit to approximate an additional employee stock ownership plan benefit that would be provided if, prior to the executive’s retirement, we should experience a change in control that would result in a mandatory prepayment of our tax-qualified employee stock ownership plan’s acquisition debt and an accelerated allocation of any remaining common stock that had secured the acquisition debt. We provide this benefit primarily so that the change in control feature of our employee stock ownership plan does not serve as a financial disincentive to retirement.

Benefits under our broad-based and executive-level retirement programs are tied to base salary. Cash incentives, restricted stock, option-related compensation and other items of compensation do not increase or reduce benefit levels.

Perquisites and Other Benefits.    We also provide certain perquisites and benefits to our named executive officers. We provide the use of a company automobile to Messrs. Hermance, Salamone and Butkovich. We pay membership dues in private clubs for Messrs. Hermance and Salamone. We cover travel and entertainment expenses for the wives of all named executive officers to accompany them on certain business travel, both as a convenience and because we believe our business benefits from their participation. We provide these benefits in kind, but the Compensation Committee takes the cost of these items into account in setting other elements of compensation. We do not provide gross-ups to our named executives for income taxes they incur on perquisites.

Each of our named executive officers is also eligible, under our charitable matching contribution program, to direct us to make charitable gifts in limited dollar amounts to the tax-exempt organizations of their choice. We offer this program to encourage philanthropy among our named executive officers and to capture any benefit to our corporate reputation that may result from our named executive officers’ philanthropic activity.

Employment Agreements and Change in Control Agreements.    Consistent with the practices of other financial institutions of similar size and asset and business mix, we have entered into employment or change in control severance agreements with each of our named executive officers. We have found it necessary to offer these arrangements as part of the recruitment packages for newly hired executives. We have offered them to incumbent executives in order to make our package of employment and change in control protections comparable to those available at other employers. If we did not follow market practice in this regard, we believe we would compromise our relationship with our executives and would have to offer increased annual compensation packages, at increased recurring annual cost, in order to attract and retain the executive talent we require.

The employment agreements with Messrs. Hermance and Salamone help us protect our franchise in two ways. First, each agreement restricts the named executive officer’s ability to work for competitors in our markets for a specified period following a voluntary resignation without good reason or a discharge with cause. Second, each agreement prohibits solicitation of, or disturbance of our relations with, customers or employees by the named executive officer for a specified period following termination for any reason. We have chosen to secure these restrictions through employment agreements rather than by attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. In return for these restrictions, these agreements provide the executives a termination benefit equal in value to three years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of termination under certain circumstances. These circumstances include discharge without cause or resignation following certain triggering events, including a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. In addition, for a limited period of time following a change in control, Messrs. Hermance and Salamone may each choose to resign for any reason or no reason and collect the same termination benefits that would be available if their resignation had followed a specified triggering event. We provide these benefits as a retention incentive for these named executive officers to remain in their positions through the conclusion of a change in control transaction, and intend for them to stay in place regardless of the existence or value, from time to time, of other items of compensation with retention features. We have provided this resignation window following a change in control to reduce the extent to which personal issues might serve to distract these executives from corporate matters during the negotiation and execution of a change in control transaction. Our employment agreements provide benefits only in the event of an actual termination of employment; payments are not due in the event of a change in control following which the executive retains his position beyond the expiration of the resignation window. Under the terms of our outstanding equity awards, vesting accelerates following a change in control only in the event of discharge without cause or resignation with good reason. In the event that Mr. Hermance or Mr. Salamone were to resign without good reason following a change in control, termination benefits would be paid under their employment agreements, but equity compensation that has not vested under the terms of the applicable award would be forfeited unless Hudson City Bancorp or Hudson City Savings makes a discretionary election to provide cash in exchange for cancellation of outstanding option and/or stock awards, in which case cash will be provided for both vested and unvested cancelled awards.

The change in control agreements in effect with our other named executive officers restrict their right to solicit or disturb our relations with our customers or employees following termination of employment for any reason following a change in control. We chose to secure these restrictions through change in control agreements rather than by attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. These agreements provide a termination benefit equal in value to two years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of discharge without cause or resignation following certain triggering events. These triggering events include a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. We provide these benefits as a retention incentive for these named executive officers to remain in their positions through the conclusion of a change in control transaction that will be in place regardless of the existence or value, from time to time, of other items of compensation with retention features. As is the case with our employment agreements, change in control agreements do not provide payments unless the officer experiences a termination of employment. In the event of a termination or resignation that triggers benefits under a change in control agreement, the agreement allows us to provide cash in exchange for cancellation of outstanding option and/or stock awards, in which case cash will be provided for both vested and unvested cancelled awards.

Material Policies and Procedures

Benchmarking and Survey Data

The Compensation Committee requests and reviews publicly reported data as well as survey data for information relating to compensation practices at other financial institutions of similar asset and business mix as well as general compensation trends in the private sector. For 2011, the Compensation Committee considered publicly reported data and survey data for the following companies:

Associated Banc-Corp	First Niagara Financial Group, Inc.	New York Community Bancorp, Inc.
Astoria Financial Corp.	Fifth Third Bancorp	Northern Trust Corporation
Comerica, Inc.	Huntington Bancshares, Inc.	People’s United Financial
Cullen/Frost Bankers	M & T Bank Corp.	Zions Bancorporation

Added in 2011:	First Niagara Financial Group, Inc.	Fifth Third Bancorp

Removed in 2011:	BlackRock, Inc.	Franklin Resources

The Compensation Committee, in consultation with its compensation consultant, selected these companies based on their asset size, market capitalization, headcount and/or business focus. The Compensation Committee does not seek to set compensation levels at prescribed percentile rankings within a peer group. It does use survey data to determine on a historical basis the degree of correlation between the base salary, annual incentive and equity compensation provided by us (expressed as a percentile ranking relative to our peers) and our percentile ranking among the same peer group for performance measures that include, but are not limited to, return on average assets, return on average equity, asset growth, total shareholder return, efficiency ratio and net income growth.

Risk

We have sought to establish a compensation package for our named executive officers that rewards success without promoting excessive or unnecessary risk in the conduct of our business. We seek to set base compensation, insurance coverages and retirement savings benefits at levels that support a reasonable standard of living without reliance on incentive pay. Our cash bonus program is not formulaic. We set a challenging but realistic financial goal and afford the Compensation Committee substantial discretion to determine final payouts based on a retrospective, subjective evaluation of corporate and individual conduct using a variety of financial and operational factors. In particular, we do not promise increased payouts for achieving pre-determined, aggressively set goals. We pay a substantial portion of our executive officers’ compensation in the form of equity or equity-linked instruments. We impose stock ownership requirements on our executive officers to discourage activities with short-term benefits to corporate performance but potentially adverse long term effects. We tie these guidelines to compensation levels, rather than requiring ownership of a defined number of shares or retention of all or a portion of shares delivered as compensation, so that required holdings are meaningful but should not be so large a portion of any executive’s income or net worth as to impair his judgment in the performance of his duties. We also maintain equity-based compensation programs that by design require the holding of certain equity-based compensation to termination of employment or beyond.

In 2010, the federal financial institution regulatory agencies, including the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve jointly issued inter-agency guidance on Sound Incentive Compensation Policies (the “Guidance”). The Guidance establishes broad principles for designing and implementing incentive compensation programs that balance reward and risk, can be effectively monitored through internal controls and procedures and are supported through effective corporate governance. In March 2011, these agencies proposed for public comment regulations that would prohibit the use of incentive compensation programs that encourage excessive risk taking (the “Proposed Regulations”). The Company engaged McLagan Partners, Inc., a subsidiary of Aon Hewitt, in late 2011 to review its incentive compensation programs and evaluate their structure and operation in light of the Guidance and the Proposed Regulations. McLagan had not previously provided any services to the Company and had not participated in the design or administration of our existing incentive programs. We expect that, beginning with 2012, our incentive compensation programs will take into account McLagan’s findings, but that any changes to address such findings will not be significant.

Compensation Clawback Policy

Hudson City Bancorp and Hudson City Savings have adopted compensation clawback policies that apply to all executive officers and to each other officer with functional responsibility for the preparation or verification of information included in their audited financial statements. Under these policies, in the event of a financial restatement, performance-based compensation paid during the three-year period ending on the date the financial restatement occurs will be reviewed by a committee of outside directors. The committee will determine whether the restatement resulted from Hudson City’s material non-compliance with financial reporting requirements under the federal securities law and whether any performance-based compensation was paid during the relevant three-year period based on data derived from the financial statement that was required to be restated. If it makes such a determination, it may require the recomputation of that performance-based compensation using data from the financial restatement, and, if overpayments have been made, demand repayment of the overpayment or take other responsive actions.

Impact of Accounting and Tax Treatment

Section 162(m).    Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit per executive officer on our federal tax deduction for certain types of compensation paid to some of the named executive officers. It has been the Compensation Committee’s practice to structure the compensation and benefit programs offered to the named executive officers with a view to maximizing the tax deductibility for the Company of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation Committee considers a variety of factors, including the materiality of the payments and tax deductions involved, the need for flexibility to address unforeseen circumstances and the need to attract and retain qualified management. After considering these factors, the Compensation Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

Sections 4999 and 280G.    Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change in control to a disqualified individual (which terms include the named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

We have entered into employment agreements with each of Messrs. Hermance and Salamone, under which we will make an indemnification payment to the executive officer so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive officer would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no excise tax. This indemnification is intended to preserve the net after-tax value to these individuals of termination benefits under their employment agreements, regardless of whether we experience a change in control. Messrs. Kranz, Laird and Butkovich are not entitled to such payments under their change in control agreements. Neither Hudson City Savings, nor Hudson City Bancorp, is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an “excess parachute payment,” or the indemnification payment. We have not entered into an employment agreement that includes a tax gross-up provision since 2001 and it is the Company’s policy not to include such provision in any new employment agreements.

Accounting Considerations.    The Compensation Committee is informed of the financial statement implications of the elements of the executive officer compensation program. However, a compensation element’s contribution to the objectives of our executive officer compensation program and its projected economic cost, which may or may not be reflected on our financial statements, are the primary drivers of executive officer compensation decisions.

Personal Income Tax Considerations.    Federal and state income tax laws do not apply uniformly to all items of compensation, with the result that certain items of compensation are more valuable, on a net after-tax basis, to our named executive officers, or less costly, on a net after-tax basis, to us. We take the federal and state personal income tax treatment of various items of compensation into account to the extent consistent with the corporate goals and objectives of our executive compensation program.

Stock Ownership and Stock Retention Policies

We set stock ownership targets for our directors and officers with a title of Executive Vice President or higher. The purpose of these guidelines is to promote director and officer stock ownership that will cause our directors and officers to share, with other shareholders, a financial interest in the performance of our stock.

Directors.    Pursuant to the Stock Ownership Policy, we expect each outside director initially elected or appointed to the Board on or after July 20, 2010, to own an amount of our common stock equal to five times the annual cash retainer for such director’s service. For directors elected or appointed to the Board prior to July 20, 2010, the stock ownership target is an amount of our common stock equal to ten times the annual cash retainer for such director’s service. Once an outside director holds shares with a value equal to the stock ownership target, such director will be deemed in compliance with the Stock Ownership Policy regardless of future changes in stock price. New directors have five years to meet the applicable stock ownership target. Current stock ownership by our directors meets or exceeds the target levels.

Officers.    We expect each senior executive officer to own an amount of our common stock based on their position as follows:

Title	Multiple of Annual Base Salary Rate
Chairman, President, Chief Executive Officer, Chief Operating Officer	5 times
Executive Vice President	3 times

The Board has authorized the Nominating and Governance Committee to adopt stock ownership guidelines for our other officers as it deems necessary or appropriate. New senior executive officers have five years to meet the applicable stock ownership target. Current stock ownership by our named executive officers meets or exceeds the guideline levels.

Stock Retention Policies.    It is our policy to require each named executive officer to retain one-half of the net number of shares (after provision for applicable taxes and exercise prices) received through the vesting of stock and stock unit awards and the exercise of vested stock options until such time as he or she is in compliance with our stock ownership guidelines. In addition, our compensation programs require certain equity compensation to be retained through termination of employment and beyond. Through our ESOP, substantially all of our officers and employees own shares which they may not sell until they leave our employ. Through our Benefit Maintenance Plan and Officers Deferred Compensation Plan, Messrs. Hermance and Salamone and each of our named executive officers own share units that may not be divested until the calendar year following termination of employment. The following table shows that number of such shares or share units which each of our named executives held as of December 31, 2011:

Name	ESOP (1)	Officers Deferred Compensation Plan(2)	Benefit Maintenance Plan(3)
Mr. Hermance	41,416	258,495	269,144
Mr. Salamone	28,969	9,164	118,879
Mr. Kranz	41,416	—	25,132
Mr. Laird	39,943	—	14,564
Mr. Butkovich	21,152	—	10,758

(1)	The figures shown represent 50% of the shares held in the ESOP accounts of each named executive officer. In accordance with the tax laws applicable to our ESOP, each of our named executive officers either has or will in the future have the right to direct the sale and investment diversification of up to 50% of the shares held in his ESOP account. None of our named executive officers has exercised this right.

(2)	The figures shown represent the aggregate common stock units credited to each named executive’s accounts under the Officers Deferred Compensation Plan on account of the deferral of his salary in excess of $1 million. Such deferrals are converted into stock units that fluctuate in value with our common stock and are adjusted to reflect any dividends on our common stock. These stock units may not be liquidated until the calendar year following the calendar year of termination of employment.

(3)	The figures shown represent the aggregate common stock units credited to each named executive’s accounts under the Benefit Maintenance Plan to reflect stock that could not be allocated to them under the ESOP due to the contribution and compensation limits imposed on tax-qualified plans under the tax laws. Such deferrals are converted into stock units that may not be liquidated until the calendar year following the calendar year of termination of employment.

Prohibition of Hedging. In support of our stock retention policies, in 2012 we have adopted a policy that prohibits hedging against changes in the value of our common stock by our executive officers and directors. We have authorized our Compensation Committee to enforce this policy by placing transfer restrictions on compensatory awards, requiring periodic certifications of compliance, and/or by taking voluntary compliance into account in determinations of future compensation. The Compensation Committee may waive this prohibition for intra-family transfers, estate-planning vehicles and philanthropic activities, which it determines are not inconsistent with this policy’s intent and purpose.

Role of CEO in Determining the Compensation of Other Named Executive Officers

We believe that compensation policy is an important tool that should be available to the Chief Executive Officer in setting and executing corporate strategy. Our Compensation Committee, alone or in consultation with the other independent members of our Board of Directors, determines the compensation of each executive officer but considers the views of the Chief Executive Officer and President in setting the compensation of the more junior executive officers.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officer Compensation

The following table provides information about the compensation of our named executive officers for fiscal years 2009 through 2011.

SUMMARY COMPENSATION TABLE

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2)(7) ($)	Option Awards(3)(7) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Ronald E. Hermance, Jr.	2011	$1,680,000	—	$3,150,189	$1,050,000	$600,000	$2,125,887	$428,953	$9,035,029
Chairman of the Board and	2010	1,621,538	—	—	3,587,500	2,000,000	967,942	652,422	8,829,402
Chief Executive Officer	2009	1,526,923	—	4,330,800	1,440,000	2,550,000	837,194	785,405	11,470,322
Denis J. Salamone	2011	1,070,000	—	1,405,184	468,240	350,000	1,266,414	238,003	4,797,841
President and Chief Operating	2010	985,385	—	—	1,076,250	1,000,000	720,699	360,737	4,143,071
Officer, Director	2009	924,327	—	1,578,938	576,000	1,270,500	614,652	416,332	5,380,749
James C. Kranz	2011	496,508	—	371,070	123,600	202,500	690,872	78,732	1,963,282
Executive Vice President and	2010	475,931	—	—	430,500	450,000	327,592	143,290	1,827,313
Chief Financial Officer	2009	443,623	—	541,350	244,800	450,000	328,318	166,580	2,174,671
Thomas E. Laird	2011	442,308	—	330,057	110,160	180,000	569,893	68,642	1,701,060
Executive Vice President and	2010	421,731	—	—	430,500	400,000	354,422	128,048	1,734,701
Chief Lending Officer	2009	389,423	—	541,350	244,800	400,000	291,838	148,337	2,015,748
Ronald J. Butkovich	2011	379,886	—	241,196	80,400	117,000	424,926	61,558	1,304,996
Senior Vice President	2010	364,886	—	—	215,250	195,000	204,517	116,629	1,096,282
	2009	341,771	—	225,563	129,600	190,000	154,476	118,629	1,160,039

(1)	The figures shown for salary represent amounts earned for the fiscal year, whether or not actually paid during such year, whether or not deferred pursuant to non-incentive deferred compensation plans; and whether or not exchanged for awards of restricted stock, stock options or other forms of non-cash compensation. In the case of Messrs. Hermance and Salamone, salary earned at an annual rate in excess of $1 million has been deferred, placed in a deferred compensation account and converted into 258,495 cumulative share-equivalent units (years 2006 through 2011) and 9,164 cumulative share equivalents (years 2010 through 2011), respectively, which are adjusted to reflect dividends and positive or negative share price performance for Hudson City Bancorp common stock.

(2)	Represents the aggregate grant date fair value of restricted stock of Hudson City Bancorp and performance deferred stock units with respect to Hudson City Bancorp stock granted to the named executive officer during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to notes 11(d) and (e) to the audited financial statements included in our 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011. This amount does not reflect the value of dividends (if any) paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption “All Other Compensation.”

(3)	Represents the aggregate grant date fair value of options to purchase shares of Hudson City Bancorp common stock granted to the named executive officer during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 11(c) to the audited financial statements included in the 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011. All options granted to our named executive officers in fiscal years 2009 through 2011 were performance-based stock options.

(4)	Represents amounts earned for services rendered during the fiscal year under our Executive Officer Annual Incentive Plan, whether or not actually paid during such fiscal year.

(5)	Includes for each named executive officer the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715 as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year. In 2011, in accordance with the requirements of generally accepted accounting principles, we reduced the discount rate used to compute the present value of accumulated obligations under our defined benefit pension plans from 5.75% to 4.75% and we adopted new mortality assumptions prescribed by the Internal Revenue Service in Notice 2008-85. In the absence of these changes, the figures shown in this column and under the caption “Total Compensation” for 2011 would have been as follows: Mr. Hermance, $1,259,766 and $8,168,908; Mr. Salamone, $621,493 and $4,152,920; Mr. Kranz, $394,712 and $1,667,122; Mr. Laird, $244,082 and $1,375,249 and Mr. Butkovich, $227,957 and $1,107,997.

(6)	The named executive officers participate in certain group life, health and disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer for 2011 includes our direct out-of-pocket cost (reduced, in the case of the figures shown for company cars, by the amount that we would otherwise have paid in cash reimbursements during the year for business use of a personal car), for the following items:

	Mr. Hermance	Mr. Salamone	Mr. Kranz	Mr. Laird	Mr. Butkovich
Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k) plans and ESOP)	$197,981	$126,095	$58,512	$52,124	$44,768
Life insurance premiums (excluding nondiscriminatory group term life insurance)	—	—	—	—	—
Amount paid or accrued under termination of employment or change of control arrangements	—	—	—	—	—
Tax gross-up or reimbursement payments	—	—	—	—	—
Accelerated benefits due to change in control under defined benefit or actuarial plans	—	—	—	—	—
Employer contribution to designated charity under charitable contribution matching program	50,000	30,000	3,000	—	—
Dividends paid on unvested restricted stock where performance conditions have been met but service conditions have not been met	142,224	58,161	17,220	16,212	9,303
Company car	29,802	14,157	—	—	7,444
Club dues	8,945	8,690	—	—	—
Executive medical program	—	900	—	305	43
Travel expense for spouse to accompany on business travel	—	—	—	—	—
Amounts paid under a plan in connection with termination	—	—	—	—	—

(7)	Securities and Exchange Commission rules require that we report equity and option grants in the year granted even though they are earned based on service over multiple years and are attributable, both for GAAP expense and internal business purposes, ratably over the service period.

Salary and bonus (Columns (C) and (D)) as a percentage of total compensation (Column (J)) in 2011 ranged from approximately 18.6% for Mr. Hermance to 29.1% for Mr. Butkovich. Total cash compensation (Columns (C), (D) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 25.2% for Mr. Hermance to 38.1% for Mr. Butkovich. Total performance-based compensation (Columns (E) (F) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 33.6% for Mr. Butkovich to approximately 53.1% for Mr. Hermance.

Employment Agreements

Hudson City Bancorp and Hudson City Savings have each entered into amended and restated employment agreements dated as of December 31, 2008 with Messrs. Hermance and Salamone to secure their services as officers. These employment agreements amend and restate prior agreements among Hudson City Bancorp, Hudson City Savings and each of Messrs. Hermance and Salamone. Other than as noted in this summary or any other discussion of the employment agreements in this annual proxy statement, the terms and conditions of the employment agreements between the executives and Hudson City Bancorp are substantially similar in all material respects to the terms and conditions of the employment agreements between the executives and Hudson City Savings.

The employment agreements between Hudson City Bancorp and each of Messrs. Hermance and Salamone have rolling three-year terms, until the executive or Hudson City Bancorp gives notice of non-extension, at which time the terms are fixed for three years. The employment agreements between Hudson City Savings and each of Messrs. Hermance and Salamone have an initial three-year term, subject to annual extensions based on a review by the Board of Directors of Hudson City Savings of the executive’s performance. The executives’ current annual salary rates payable pursuant to these agreements are their current rates of $1,680,000 for Mr. Hermance and $1,070,000 for Mr. Salamone. The agreements also provide for discretionary cash bonuses, participation on generally applicable terms and conditions in compensation and fringe benefit plans and customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The employment agreements with Hudson City Bancorp also provide for the use of an automobile owned or leased by Hudson City Bancorp and reimbursement for memberships in mutually agreed upon clubs and organizations. See “Executive Officer Compensation — Termination and Change of Control Benefits” for a description of the severance provisions contained in the employment agreements.

Compensation Plans

Incentive Plans

Executive Officer Annual Incentive Plan.    Officers at and above the level of Senior Vice President are eligible to earn cash incentives each year under the Executive Officer Annual Incentive Plan upon achievement of corporate and individual performance goals. We intend incentives payable under the Executive Officer Annual Incentive Plan to constitute qualified performance-based compensation under section 162(m) of the Internal Revenue Code.

In order to be eligible for incentive payments under the Executive Officer Annual Incentive Plan for a given year, participants must (with certain exceptions for death, disability, retirement or a change in control) be employed on the last day of the plan year. The amount of the incentive payable to each participant is either a fixed dollar amount or a percentage of his or her annual rate of base salary. The committee administering the plan determines the incentive payments after the end of the year based on the achievement of pre-established corporate performance goals and a subjective review of individual performance in the context of pre-established subjective performance factors. Generally no incentives are payable if corporate and individual performance are below minimum thresholds. We generally pay incentives under the Executive Officer Annual Incentive Plan on or before March 15 of the year following the plan year in which they are earned, following determination of the level of achievement of corporate and individual performance goals. In the event that a deferred compensation plan for officers is in effect, participants may elect to defer payment of their bonus until a later date.

The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the Executive Officer Annual Incentive Plan at all times during that plan’s existence.

2000 Stock Option Plan.    Our Board of Directors adopted the 2000 Stock Option Plan in 1999 and our shareholders approved the plan in 2000. We have not made any awards under this plan since 2005 and will not make any more in the future. Awards made to our named executive officers under these plans after 2000 and prior to 2006 vested in 20% increments over a five year period beginning at the date of grant. The last of these awards completed vesting in 2010. The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the 2000 Stock Option Plan at all times during that plan’s existence.

2006 Stock Incentive Plan and Amended and Restated 2011 Stock Incentive Plan.    Our Board of Directors adopted the 2006 Stock Incentive Plan in 2006. Our shareholders approved the plan in the same year. Subject to the terms of the 2006 Stock Incentive Plan, employees, directors and officers of Hudson City Bancorp and Hudson City Savings and any other subsidiary are eligible to participate. Hudson City Bancorp reserved 30,000,000 shares of common stock for issuance under the 2006 Stock Incentive Plan. Our Board adopted, and our shareholders approved, the Amended and Restated 2011 Stock Incentive Plan in 2011, which amends and restates the 2006 Stock Incentive Plan. Hudson City Bancorp has reserved 28,750,000 shares of common stock for issuance under the Amended and Restated 2011 Stock Incentive Plan, including 2,070,000 shares which had remained under the 2006 Stock Incentive Plan.

The committee administering the Amended and Restated 2011 Stock Incentive Plan may, in its discretion, grant any or all of nine types of equity-linked awards to eligible individuals: stock options, stock appreciation rights, restricted stock (both time-based and performance-based), performance shares, performance units, deferred stock, phantom stock and other stock-based awards. The administrative committee will, in its discretion, determine the type of awards made and establish other terms and conditions applicable to the award. The Compensation Committee of our Board of Directors has been appointed to be the administrative committee of the 2011 Amended & Restated Stock Incentive Plan at all times during that plan’s existence.

The following table sets forth information regarding plan-based awards granted to the named executive officers of Hudson City Bancorp during the last fiscal year.

GRANTS OF PLAN-BASED AWARDS TABLE — 2011

(a) Name	(b) Grant Date(1)	Compensation Committee Decision Date(1)	(c)	(d)	(e)	(g) Estimated Future Payouts Under Equity Incentive Plan Awards		(j) All Other Option Awards: Number of Securities Underlying Options (#)	(k) Exercise or Base Price of Option Awards ($/Sh)	Closing Sale Price of Hudson City Common Stock on the Grant Date ($/Sh)	(l) Grant Date Fair Value of Stock and Option Awards ($)(3)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
			Threshold ($)	Target ($)	Maximum ($)	Target (#)
Ronald E. Hermance, Jr.				$3,360,000
	4/25/11	3/15/11				437,500	(4)		$9.50	$9.50	$1,050,000
	3/15/11	3/15/11				322,600	(5)				3,150,189
Denis J. Salamone				1,820,000
	4/25/11	3/15/11				195,100	(4)		9.50	9.50	468,240
	3/15/11	3/15/11				143,900	(5)				1,405,184
James C. Kranz				642,500
	4/25/11	3/15/11				51,500	(4)		9.50	9.50	123,600
	3/15/11	3/15/11				38,000	(5)				371,070
Thomas E. Laird				572,000
	4/25/11	3/15/11				45,900	(4)		9.50	9.50	110,160
	3/15/11	3/15/11				33,800	(5)				330,057
Ronald J. Butkovich			85,050	170,100	340,200
	4/25/11	3/15/11				33,500	(4)		9.50	9.50	80,400
	3/15/11	3/15/11				24,700	(5)				241,196

(1)	We issued our earnings press release for the quarter ended March 31, 2011 prior to the market opening on April 20, 2011. The Compensation Committee authorized option awards commencing on March 15, 2011, but decided to defer the pricing, and thus the effective grant date for purposes of FASB ASC Topic 718, of options until the third trading day after the issuance of our earnings press release in keeping with our general policy not to grant stock options during periods when our securities trading policy does not permit market purchases or sales of our common stock by our executive officers.

(2)	Represents threshold, target and maximum awards set under our Executive Annual Incentive Plan for each named executive. For Messrs. Hermance, Salamone, Kranz and Laird, the maximum figures represent the maximum amounts payable to each as an incentive upon achievement of a level of income before taxes and extraordinary items of at least $376.6 million, subject to downward but not upward adjustment in the discretion of the Compensation Committee. For Mr. Butkovich, represents the amounts payable at threshold, target and superior levels of achievement of income before taxes and extraordinary items and relative to the Compensation Committee’s subjective assessment of individual performance relative to individual performance goals.

(3)	Represents the aggregate grant date fair value of each option award and performance deferred stock unit, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to notes 11(c) and (e) to the audited financial statements included in our 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011.

(4)	The reported awards are performance stock options granted under the 2006 Stock Incentive Plan before its amendment and restatement as the Amended and Restated 2011 Stock Incentive Plan. The stock options vest on March 15, 2014 provided that the named executive officer continues in service through such date, and provided that specified performance measures have been satisfied. The specified performance measures are target levels of $0.60 for aggregate diluted earnings per share sustained over any four successive quarters in the years 2011, 2012 and 2013, and a maximum threshold for charge-offs of 75 basis points for the year 2011. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders. Option recipients generally forfeit performance options in the event the option recipient terminates service before the vesting date or in the event the option holder or the Company fails to satisfy one or more of the performance measures. In the event of termination of service due to death or disability (as defined in the Amended and Restated 2011 Stock Incentive Plan) prior to March 15, 2014, the options scheduled to vest on that date will vest on satisfaction of the specified performance measures. In the event of retirement (as defined in the Amended and Restated 2011 Stock Incentive Plan) prior to March 15, 2014, the options scheduled to vest on that date will vest on satisfaction of the specified performance measures, subject to the executive’s compliance with the terms of a retirement agreement that includes provisions for confidentiality and non-solicitation of our customers and employees. In the event of a change in control (as defined in the Amended and Restated 2011 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested options will vest on the date of termination. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the Amended and Restated 2011 Stock Incentive Plan), five years after termination due to death, disability (as defined in the Amended and Restated 2011 Stock Incentive Plan) or retirement (as defined in the Amended and Restated 2011 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason.

(5)	The reported awards are performance deferred stock units granted under the 2006 Stock Incentive Plan before its amendment and restatement as the Amended and Restated 2011 Stock Incentive Plan. The performance deferred stock units vest on March 15, 2014 provided that the named executive officer continues in service through such date, and provided that a specified performance measure has been satisfied. Half of each award that vests will be distributed on March 15, 2014, with the remainder deferred until and distributed on March 15, 2017, in each case in Hudson City Bancorp common stock. The specified performance measure is a minimum leverage capital ratio of 7.5% that must be maintained or exceeded throughout the vesting period. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of deferred stock unit holders. Deferred stock unit recipients generally forfeit deferred stock units with performance conditions in the event the deferred stock unit recipient terminates service before the vesting date or in the event the deferred stock unit holder or the Company fails to satisfy one or more of the performance measures. In the event of termination of service due to death or disability (as defined in the Amended and Restated 2011 Stock Incentive Plan) prior to March 15, 2014, the deferred stock units scheduled to vest on that date will vest on satisfaction of the specified performance measures. In the event of a change in control (as defined in the Amended and Restated 2011 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested deferred stock units will vest on the date of termination.

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2011, whether granted in 2011 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE — 2011

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)(7)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Ronald E. Hermance, Jr.	566,651	—	—		12.22	2/18/2014	120,000	(5)	$750,000	—	—
	2,250,000	—	—		12.76	7/20/2016	322,600	(6)	2,016,250	—	—
	1,125,000	—	—		13.78	1/25/2017	—		—	—	—
	1,250,000	—	—		15.69	1/24/2018	—		—	—	—
	—	—	750,000	(2)	12.03	1/22/2019	—		—	—	—
	—	—	1,250,000	(3)	13.12	1/18/2020	—		—	—	—
	—	—	437,500	(4)	9.50	3/14/2021	—		—	—	—
Denis J. Salamone	312,417	—	—		12.22	2/18/2014	43,750	(5)	273,438	—	—
	1,125,000	—	—		12.76	7/20/2016	143,900	(6)	899,375	—	—
	337,500	—	—		13.78	1/25/2017	—		—	—	—
	375,000	—	—		15.69	1/24/2018	—		—	—	—
	—	—	300,000	(2)	12.03	1/22/2019	—		—	—	—
	—	—	375,000	(3)	13.12	1/18/2020	—		—	—	—
	—	—	195,100	(4)	9.50	3/14/2021	—		—	—	—
James C. Kranz	128,240	—	—		12.22	2/18/2014	15,000	(5)	93,750	—	—
	225,000	—	—		12.76	7/20/2016	38,000	(6)	237,500	—	—
	67,500	—	—		13.78	1/25/2017	—		—	—	—
	150,000	—	—		15.69	1/24/2018	—		—	—	—
	—	—	127,500	(2)	12.03	1/22/2019	—		—	—	—
	—	—	150,000	(3)	13.12	1/18/2020	—		—	—	—
	—	—	51,500	(4)	9.50	3/14/2021	—		—	—	—
Thomas E. Laird	103,706	—	—		12.22	2/18/2014	15,000	(5)	93,750	—	—
	225,000	—	—		12.76	7/20/2016	33,800	(6)	211,250	—	—
	67,500	—	—		13.78	1/25/2017	—		—	—	—
	150,000	—			15.69	1/24/2018	—		—	—	—
	—	—	127,500	(2)	12.03	1/22/2019	—		—	—	—
	—	—	150,000	(3)	13.12	1/18/2020	—		—	—	—
	—	—	45,900	(4)	9.50	3/14/2021	—		—	—	—
Ronald J. Butkovich	320,600	—	—		10.33	4/14/2014	6,250	(5)	39,063	—	—
	225,000	—	—		12.76	7/20/2016	24,700	(6)	154,375	—	—
	67,500	—	—		13.78	1/25/2017	—		—	—	—
	75,000	—	—		15.69	1/24/2018	—		—	—	—
	—	—	67,500	(2)	12.03	1/22/2019	—		—	—	—
	—	—	75,000	(3)	13.12	1/18/2020	—		—	—	—
	—	—	33,500	(4)	9.50	3/14/2021	—		—	—	—

(1)	We calculate market value on the basis of $6.25 per share, which is the closing sales price for our common stock on the NASDAQ Global Select Market on December 31, 2011.

(2)	These stock options vested on January 23, 2012, based on Hudson City’s attainment minimum target levels for its aggregate diluted earnings per share sustained over any four successive quarters in the years 2009, 2010 and 2011, and return on average equity attained for any quarter during the years 2009, 2010 and 2011, of $1.10 and 11.0% respectively. These targets were subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders.

(3)	These stock options vest on January 19, 2013 (subject to continued employment through such date), provided that Hudson City must attain minimum target levels for its aggregate diluted earnings per share sustained over any four successive quarters in the years 2010, 2011 and 2012, and operating efficiency attained for any quarter during the years 2010, 2011 and 2012, of $1.18 and below 25.0% respectively. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders.

(4)	These stock options vest on March 15, 2014 (subject to continued employment through such date), provided that Hudson City must attain target levels for aggregate diluted earnings per share of $0.60 sustained over any four successive quarters in the years 2011, 2012 and 2013, and a maximum threshold of 75 basis points for charge-offs for the year 2011. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of option holders.

(5)	These shares of restricted stock vest in equal annual installments on January 23rd in 2010, 2011 and 2012 (subject to continued employment through such date), and were conditioned on Hudson City attaining an average efficiency ratio below 29% for the calendar quarters in 2009. These shares were required to be held in a restricted account and could not be sold until January 23, 2012.

(6)	These performance deferred stock units vest on March 15, 2014 (subject to continued employment through such date), provided that Hudson City must maintain a minimum leverage capital ratio of 7.5% throughout the vesting period. These targets are subject to mandatory adjustment in the event of an unforeseen or extraordinary circumstance such that the event does not materially adversely affect the rights of unit holders. These deferred stock units are to be distributed in Hudson City Bancorp common stock, with 50% distributed upon vesting, and the remainder distributed on March15, 2017.

(7)	All stock options have a ten-year term. Generally our options have an exercise price equal to the closing sales price for our common stock on the NASDAQ Global Select Market on the date of the award (or, where no sales occurred on the date of award, the closing sales price on the closest prior date on which sales occurred). In certain cases, however, we have awarded options with a designated pricing date that is three days after our next earnings announcement following the date of award. For purposes of FASB ASC Topic 718, the grant date of these awards is considered to be the designated pricing date. The exercise prices for all options with expiration dates prior to 2016 include adjustments made to the original grant-date exercise price to reflect subsequent stock splits. In 2010 we modified the terms of outstanding option awards such that the expiration date is accelerated (if applicable) to the fifth anniversary of retirement, death or disability, to the three-month anniversary of voluntary resignation or discharge without “cause” and to the date of discharge for “cause.” The option grant dates and split-adjusted closing sales price for our common stock on the various options grants are as follows:

Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)	Option Award Date	Option Pricing Date (if Different)	NASDAQ Global Select Market Closing Sales Price on Option Award or Pricing Date ($)
Ronald E. Hermance, Jr.	566,651	—	—	2/19/2004		12.22
	2,250,000	—	—	7/21/2006		12.76
	1,125,000	—	—	1/26/2007		13.78
	1,250,000	—	—	1/25/2008		15.69
	—	—	750,000	1/23/2009		12.03
	—	—	1,250,000	1/19/2010	1/22/2010	13.12
	—	—	437,500	3/15/2011	4/25/2011	9.50
Denis J. Salamone	312,417	—	—	2/19/2004		12.22
	1,125,000	—	—	7/21/2006		12.76
	337,500	—	—	1/26/2007		13.78
	375,000	—	—	1/25/2008		15.69
	—	—	300,000	1/23/2009		12.03
	—	—	375,000	1/19/2010	1/22/2010	13.12
	—	—	195,100	3/15/2011	4/25/2011	9.50
James C. Kranz	128,240	—		2/19/2004		12.22
	225,000	—	—	7/21/2006		12.76
	67,500	—	—	1/26/2007		13.78
	150,000	—	—	1/25/2008		15.69
	—	—	127,500	1/23/2009		12.03
	—	—	150,000	1/19/2010	1/22/2010	13.12
	—	—	51,500	3/15/2011	4/25/2011	9.50
Thomas E. Laird	103,706	—	—	2/19/2004		12.22
	225,000	—	—	7/21/2006		12.76
	67,500	—	—	1/26/2007		13.78
	150,000	—	—	1/25/2008		15.69
	—	—	127,500	1/23/2009		12.03
	—	—	150,000	1/19/2010	1/22/2010	13.12
	—	—	45,900	3/15/2011	4/25/2011	9.50
Ronald J. Butkovich	320,600	—	—	4/15/2004		10.33
	225,000	—	—	7/21/2006		12.76
	67,500	—	—	1/26/2007		13.78
	75,000	—	—	1/25/2008		15.69
	—	—	67,500	1/23/2009		12.03
	—	—	75,000	1/19/2010	1/22/2010	13.12
	—	—	33,500	3/15/2011	4/25/2011	9.50

The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE — 2011

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald E. Hermance, Jr.	0	0	120,000	$1,323,600
Denis J. Salamone	820,736	3,832,837	43,750	482,563
James C. Kranz	0	0	15,000	165,450
Thomas E. Laird	0	0	15,000	165,450
Ronald J. Butkovich	0	0	6,250	68,938

(1)	These figures include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the NASDAQ Global Select Market on the exercise date or vesting date, as applicable. Option holders may not transfer unexercised stock options or unvested restricted stock for value.

Equity Compensation Plan Information

The following table presents equity compensation plan information as of December 31, 2011:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(3)
Equity compensation plan approved by security holders(1)	29,696,621	$12.24	26,126,838
Equity compensation plan not approved by security holders(2)	448,840	10.33	—
Total	30,145,461	12.21	26,126,838

(1)	Includes 294,594 restricted stock awards and 1,024,891 deferred stock units with no exercise price and 28,377,146 stock options with a weighted average exercise price of $12.81.

(2)	The Hudson City Bancorp, Inc. 2004 Employment Inducement Stock Program was adopted in fiscal year 2004. Pursuant to this plan, Mr. Butkovich was granted an option to purchase 320,600 shares and another officer was granted an option to purchase 128,240 shares, all of which have become exercisable. All of these options remained unexercised as of December 31, 2011. The per-share exercise price of these options is $10.33.

(3)	Includes shares available under the Amended and Restated 2011 Stock Incentive Plan for grants of stock options, stock appreciation rights, restricted stock awards, performance-based restricted stock awards, performance share awards, deferred stock awards, performance unit awards, phantom stock awards and other stock awards.

Post-Employment Compensation

Pension Benefits

The Employees’ Retirement Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees hired before August 1, 2005 who have attained age 21 and have at least one year of service. Its purpose is to take advantage of favorable tax rules to provide substantially all eligible employees with a stable and predictable source of retirement income that does not require the individual employee to bear either investment or mortality risk. The Hudson City Savings Bank Benefit Maintenance Plan covers selected executive officers and covered Messrs. Hermance, Salamone, Kranz, Laird and Butkovich as of December 31, 2011.

The Benefit Maintenance Plan provides for the payment of certain benefits that would otherwise be payable under the Employees’ Retirement Plan, but for certain limitations imposed by the Internal Revenue Code. Tax laws impose a limit (up to $245,000 for individuals retiring in 2011) on the average final compensation that we may count in computing benefits under the Employees’ Retirement Plan, and on the annual benefits ($195,000 in 2011) that we may pay. The Employees’ Retirement Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Hermance, Salamone, Kranz, Laird and Butkovich, benefits based on average final compensation in excess of tax limits are payable under the Benefit Maintenance Plan.

Under the Employees’ Retirement Plan, upon attaining age 65, participants receive an annual retirement benefit commencing at retirement equal to two percent of their average compensation (which includes salary within tax law limits, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of credited service, up to a maximum of 30 years of service. The Benefit Maintenance Plan provides that participants, upon attaining age 65, will receive an annual retirement benefit equal to two percent of their average compensation (which includes salary, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of credited service, up to a maximum of 30 years of service, minus the amount of their accrued benefit under the Employee’s Retirement Plan. Under both the Employees’ Retirement Plan and the Benefit Maintenance Plan, participants have the option of choosing an actuarially equivalent alternative form of benefit, which would affect the amount of the retirement benefit payable each year.

Both the Employees’ Retirement Plan and the Benefit Maintenance Plan also provide for payment of a reduced early retirement benefit to participants who retire either after age sixty with at least five years of service or after 30 years of service. Messrs. Hermance, Kranz, Laird and Butkovich are currently eligible for early retirement benefits. The plans calculate early retirement benefits under the same formula as normal retirement benefits, but base them on compensation and credited service as of the date of termination of employment, and reduce benefits by 2/12 of 1% for each of the first 120 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 55 is entitled to the actuarial equivalent to the benefit payable at age 55.

Prior to 2005, as part of our hiring negotiations with a new employee, we may have agreed to grant credit for service with the newly hired employee’s immediate prior employer. We no longer grant such prior service credit.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

PENSION BENEFITS TABLE — 2011

Name	Plan Name	Number of Years of Credited Service (#)(1)(2)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Ronald E. Hermance, Jr.	Retirement Plan for Employees	23.58	$1,403,400	—
	Benefit Maintenance Plan	23.58	8,036,332	—
Denis J. Salamone	Retirement Plan for Employees	9.17	414,806	—
	Benefit Maintenance Plan	23.75	4,108,324	—
James C. Kranz	Retirement Plan for Employees	27.33	1,547,873	—
	Benefit Maintenance Plan	27.33	1,478,595	—
Thomas E. Laird	Retirement Plan for Employees	30	1,378,705	—
	Benefit Maintenance Plan	30	1,015,596	—
Ronald J. Butkovich	Retirement Plan for Employees	6.67	350,788	—
	Benefit Maintenance Plan	21.67	1,382,037	—

(1)	As part of their initial employment negotiations, the following individuals were granted the following years of service credit under the Benefit Maintenance Plan for prior employment with other employers: Mr. Hermance, 1.33 years; Mr. Salamone, 14.58 years; Mr. Kranz, -0- years; Mr. Laird, -0- years; and Mr. Butkovich, 15 years. Mr. Hermance was also granted 1.33 years of service credit under the Retirement Plan for Employees. We have not granted any prior service credit to any of our executive officers since 2004.

(2)	We determined the figures shown as of the plan’s measurement date during 2011 under FASB ASC Topic 715 for purposes of Hudson City Bancorp’s audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to note 11(a) to the audited financial statements included in our 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011.

Deferred Compensation

Profit Incentive Bonus Plan. The Profit Incentive Bonus Plan of Hudson City Savings Bank is a tax-qualified defined contribution plan for substantially all salaried employees who have attained age 21 and have at least one year of service. Hudson City Savings may make discretionary contributions to this plan as determined by the Board of Directors. The Profit Incentive Bonus Plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. One permitted investment is common stock of Hudson City Bancorp. Participants direct the voting of shares purchased for their plan accounts.

Benefits under the Profit Incentive Bonus Plan are generally payable upon termination of employment or retirement (including early retirement). No employer contributions were made to this plan for 2011.

Employee Stock Ownership Plan.    The Employee Stock Ownership Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. In 1999, Hudson City Bancorp lent the plan enough money to purchase 27,879,376 of the shares of Hudson City Bancorp common stock (adjusted for stock splits) issued to investors other than Hudson City, MHC (or 3.76% of the total number of shares issued in our 1999 reorganization). The plan has purchased all 27,879,376 shares. In connection with the second-step conversion and stock offering completed on June 7, 2005, Hudson City Bancorp lent the plan enough money to purchase an additional 15,719,223 of the shares of Hudson

City Bancorp common stock (or 4% of the total number of shares issued in our second-step conversion and stock offering). The plan has purchased all 15,719,223 shares. As a condition to the extension of the 2005 loan, Hudson City Bancorp and the trustee of the plan renegotiated the terms (including the interest rate and maturity) of the 1999 loan. Although contributions to this plan are discretionary, Hudson City Savings intends to contribute enough money each year to make the required principal and interest payments on the loans from Hudson City Bancorp. Any additional contributions are discretionary. Both the 1999 loan (as extended) and the 2005 loan mature on December 31, 2044. Each loan calls for level annual payments of principal and interest. The plan has pledged the shares it purchased as collateral for the loan and holds them in a suspense account. The plan released 962,185 of the pledged shares during 2011. We expect the plan will release 962,185 of the shares annually in the years 2012 through 2044, and release the remaining shares in 2044. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant’s base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. The trustee of the plan will usually vote the shares in the suspense account in a way that mirrors the votes which participants cast for shares in their individual accounts.

Benefit Maintenance Plan.    The Benefit Maintenance Plan of Hudson City Savings Bank is a non-qualified plan that permits selected individuals to defer amounts that would otherwise be deferred under the Profit Incentive Bonus Plan, but for certain limitations imposed by the Internal Revenue Code. This aspect of the Plan was frozen as of December 31, 2004 and no additional amounts may be deferred thereunder. In 2010, Mr. Hermance had his balance under this aspect of the Plan transferred to his account under our non-qualified deferred compensation plan for named executive officers. As of December 31, 2011, Messrs. Salamone and Kranz had balances under this aspect of the Plan. This aspect of the Plan credits account balances with interest at the end of each calendar quarter at the highest rate of interest credited on certificates of deposit issued by Hudson City Savings during the calendar quarter. During 2011, the plan credited balances using interest rates of 2.44% during the first calendar quarter, 2.44% during the second calendar quarter, 2.44% during the third calendar quarter and 1.95% during the fourth calendar quarter. This aspect of the Plan allows for distribution of accounts in a single lump sum (unless the participant elects to receive annual installments over a period not to exceed fifteen years) as soon as administratively practicable on or after the first day of the calendar quarter coinciding with or next following (i) the participant’s termination of employment, (ii) the participant’s attainment of a designated age not earlier than age 59-1/2 and not later than age 70-1/2, (iii) the earlier of (i) and (ii), or (iv) the later of (i) and (ii), as elected by the participant, with (i) being the default if no election is made.

The Benefit Maintenance Plan also provides a “supplemental benefit” and a “restoration benefit” to certain executives with respect to their participation in the qualified Employee Stock Ownership Plan. The supplemental benefit consists of a payment representing shares that we cannot allocate under the Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans. See “Executive Officer Compensation — Deferred Compensation — Employee Stock Ownership Plan” for a discussion of the Employee Stock Ownership Plan of Hudson City Savings Bank, including the share allocation formula thereunder. The plan pays out this benefit in a single lump sum as soon as practicable following the last day of the year of termination of service (or in such other form as elected within 30 days after becoming eligible for the supplemental benefit) in an amount determined by multiplying the number of shares payable under the supplemental benefit by the closing price of Hudson City Bancorp’s common stock as reported on the NASDAQ Global Select Market. The restoration benefit consists of a payment representing shares that the Employee Stock Ownership Plan and supplemental benefit of this Plan would have allocated to a participant who retires before the repayment in full of the Employee Stock Ownership Plan’s loans if his employment had continued through the full term of the loans. The ESOP Restoration Plan pays out such benefit in a single lump sum as soon as practicable following the last day of the calendar year of termination of service (or in such other form as elected within 30 days after becoming eligible for such benefit). The plan determines the amount of the benefit by multiplying the number of shares payable under the restoration benefit by the average closing price of Hudson City Bancorp’s common stock reported on the NASDAQ Global Select Market at the end of each quarter during the twelve quarters immediately preceding termination of service.

The following table sets forth information regarding nonqualified deferred compensation our named executive officers earned during the last fiscal year under the Benefit Maintenance Plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE — BENEFIT MAINTENANCE PLAN — 2011

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Ronald E. Hermance, Jr.	—	$167,300	$(1,362,591)	$209,109	$1,691,377
Denis J. Salamone	—	95,413	(565,784)	105,758	762,410
James C. Kranz	—	27,830	(106,904)	27,126	161,043
Thomas E. Laird	—	21,442	(53,185)	19,028	91,225
Ronald J. Butkovich	—	14,086	(42,194)	12,965	67,415

(1)	The Summary Compensation Table includes registrant contributions under the caption “All Other Compensation” in the Summary Compensation Table.

(2)	The Summary Compensation Table does not include reported earnings, as they did not accrue at above-market or preferential rates.

(3)	Consists of current payment of dividend equivalents on stock units.

Other Deferred Compensation Program.    We maintain a non-qualified deferred compensation plan pursuant to which our named executive officers may elect to defer all or any portion of their base salary, bonus or cash incentive under the Executive Annual Incentive Plan. Base salary at a rate in excess of $1 million annually for any named executive officer is automatically deferred. Executives may elect to invest deferred amounts in phantom units of our common stock or in an interest-bearing phantom account that the plan credits with interest on a quarterly basis based on the highest rate of interest Hudson City Savings paid to depositors during the quarter. The plan will pay deferred amounts, adjusted for earnings and/or losses, following termination of employment or at specified dates that the named executive officer has selected prior to the deferral.

The following table sets forth information regarding nonqualified deferred compensation our named executive officers earned during the last fiscal year under the other non-qualified defined contribution plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE — OFFICERS’ DEFERRED

COMPENSATION PLAN — 2011

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald E. Hermance, Jr.	$680,000	—	$(1,195,818)	—	1,615,591
Denis J. Salamone	71,923	—	(20,243)	—	57,278
James C. Kranz	—	—	—	—	—
Thomas E. Laird	—	—	—	—	—
Ronald J. Butkovich	19,500	—	2,462	—	107,833

(1)	The Summary Compensation Table includes executive contributions under the captions “Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(2)	The Summary Compensation Table does not include reported earnings, as they did not accrue at above-market or preferential rates.

Termination and Change in Control Benefits

Hudson City provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement, termination of employment in certain circumstances, or a change in control. Employment or change in control agreements set forth these termination and change in control benefits for each of the named executive officers.

Employment Agreements.    Pursuant to the terms of the employment agreements with each of Messrs. Hermance and Salamone, in the event that Hudson City Savings or Hudson City Bancorp discharges the executive without cause, Hudson City will provide the executive with the following severance benefits:

•	continued group life, health, dental, accident and long-term disability insurance benefits for the remaining employment term;

•

a lump sum payment equal to the estimated present value of the executive’s base salary for the remaining employment term at the highest annual salary rate paid plus bonuses for the remaining employment period assuming future bonuses would be granted at the average percentage of salary granted during the three-year period prior to the date of termination;

•

a lump sum supplemental pension makeup payment under the qualified and nonqualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for the remaining employment term; and

•

at the election of Hudson City Bancorp or Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted stock, computed in each case as if the executive was fully vested at the time of payment.

•	The same severance benefits are payable if any of the executives resigns under any of the following circumstances:

•

during the term within 90 days following a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities which is not cured within 30 days following notice;

•

involuntary relocation of the executive’s principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles in distance from Hudson City Savings’ principal office in Paramus, New Jersey and over 25 miles from the executive’s principal residence;

•

reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or in conjunction with other changes, has a material adverse effect on the aggregate value of the executive’s total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or

•	other material breach of any material term of the agreement by Hudson City Bancorp or Hudson City Savings which is not cured within 30 days following notice.

In addition, the employment agreements provide that, for 60 days after a change of control, each executive may resign for any reason or no reason and collect severance benefits as if he had resigned for good reason. In the event of such a resignation, severance benefits are calculated based on a remaining term of three years.

If Hudson City Bancorp or Hudson City Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements with Hudson City Bancorp, Hudson City Bancorp would reimburse the executive for the amount of this excise tax and would make an additional indemnification payment so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that Hudson City Bancorp, rather than the executive, bears the financial cost of the excise tax. Neither Hudson City Savings nor Hudson City Bancorp could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

In the event that any of the executives performs services for both Hudson City Savings and Hudson City Bancorp, the employment agreements apportion liability for the payment of severance benefits between the two entities in the same manner in which the entities apportion compensation. Notwithstanding the foregoing, Hudson City Bancorp is jointly and severally liable with Hudson City Savings for all obligations of Hudson City Savings under the employment agreement with Hudson City Savings.

The agreements allow Hudson City Savings or Hudson City Bancorp to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings, Hudson City Bancorp or any of its or their subsidiaries or affiliates.

Change in Control Agreements.    Hudson City Bancorp and Hudson City Savings have jointly entered into two-year change in control agreements with Messrs. Kranz, Laird and Butkovich (as well as each of the other twelve executive officers). The term of these agreements is perpetual until the later of (a) one year after Hudson City Savings gives notice of non-extension and (b) two years following the most recent change of control or pending change of control that occurs within one year following notice of non-extension.

Generally, Hudson City Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a pending change of control without obligation for severance benefits. However, if Hudson City Bancorp or Hudson City Savings signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, Hudson City Savings cannot terminate an officer’s employment without cause without liability for severance benefits. The severance payments and benefits generally include:

•	continued group life, health, dental, accident and long-term disability insurance benefits for two years;

•

a lump sum payment equal to the estimated present value of the executive’s salary for two years at the highest annual salary rate paid and two years of bonuses at the rate (expressed as a percentage of salary) paid during the three-year period immediately prior to the date of termination;

•	a lump sum payment equal to the estimated present value of the executive’s long-term non-equity incentive compensation payments for two years;

•

a lump sum supplemental pension makeup payment under the qualified and non-qualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for an additional two years; and

•

the election of Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted shares, computed in each case as if the executive was fully vested at the time of payment.

•	Hudson City Savings must pay the same severance benefits if the officer resigns after a change of control under any of the following circumstances:

•	loss of title, office or membership on the Board of Directors;

•	material reduction in duties, functions or responsibilities which is not cured within 30 days following notice;

•

involuntary relocation of his or her principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles from Hudson City Savings’ principal office on the day before the change of control and over 25 miles from the officer’s principal residence;

•

reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or with other changes, has a material adverse effect on the aggregate value of his total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or

•	other material breach of any material term of the agreement which is not cured within 30 days following notice.

If Hudson City Savings or Hudson City Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change in control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Hudson City Savings and Hudson City Bancorp for federal income tax purposes. The change in control agreements do not provide a tax indemnity. The Company has not entered into an employment agreement with a tax indemnity provision since 2001, and it is the Company’s policy not to include tax indemnity provisions in new employment agreement in the future.

The change in control agreements allow Hudson City Savings or Hudson City Bancorp to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings or any of its subsidiaries or affiliates. The agreements also allow Hudson City to condition payments on a release of claims against Hudson City Savings and its officers, directors, shareholders, subsidiaries and affiliates from liability for compensation or damages in connection with the executive’s employment and termination of employment except liability for severance benefits. Hudson City Bancorp guarantees all amounts payable under the change in control agreements.

The following table sets forth estimates of the amounts that would be payable to each of our executive officers in the event of their termination of employment on December 31, 2011 under designated circumstances. The table does not include amounts payable under broad-based termination benefits programs that are generally applicable to all salaried employees or vested, accrued benefits under qualified and non-qualified defined benefit or actuarial pension plans or qualified or non-qualified deferred compensation plans that are disclosed elsewhere in this proxy statement. See “Executive Officer Compensation — Post-Employment Compensation”. The estimates shown are highly dependent on a variety of factors, including but not limited to: the date of termination, the closing sales price of our common stock on such date, interest rates, federal, state and local tax rates and compensation history. Actual payments due could vary substantially from the estimates shown. In general, we consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Hermance	Mr. Salamone	Mr. Kranz	Mr. Laird	Mr. Butkovich
Early Retirement
Early Retirement Subsidy(2)	$273,261	—	$253,083	$843,982	$304,567
Retiree Health/Life Insurance(1)	207,371	—	201,732	175,415	—
Stock Option Vesting(4)	—	—	—	—	—
Stock Award Vesting(5)	—	—	—	—	—
ESOP Restoration Benefit(11)	11,598,068	—	—	—	—
Disability
Salary Continuation(3)	840,000	$535,000	252,100	225,000	193,020
Disability Retirement Subsidy(2)	—	2,294,084	226,466	1,171,843	362,107
Stock Option Vesting(4)	—	—	—	—	—
Stock Award Vesting(5)	750,000	273,438	93,750	93,750	39,063
ESOP Restoration Benefit(11)	11,598,068	—	—	—	—
Death
Stock Option Vesting(4)	—	—	—	—	—
Stock Award Vesting(5)	750,000	273,438	93,750	93,750	39,063
ESOP Restoration Benefit(11)	11,598,068	—	—	—	—
Discharge w/o Cause or Resignation w/ Good Reason — No Change of Control
Stock Option Vesting(4)	—	—	—	—	—
Stock Award Vesting(5)	2,766,250	1,172,813	—	—	—
Cash Payment(s)(6)	10,384,263	6,519,241	—	—	—
Retirement Subsidy(8)	2,179,900	3,506,344	253,083	843,982	304,567
Other In-kind Benefits(7)	207,371	65,422	201,732	175,415	—
ESOP Restoration Benefit(11)	11,598,068	—	—	—	—
Discharge w/o Cause or Resignation w/ Good Reason — Related to Change of Control
Stock Option Vesting(4)	—	—	—	—	—
Stock Award Vesting(5)	$2,766,250	$1,172,813	$331,250	$305,000	$193,438
Cash Payment(s)(6)	10,384,263	6,014,860	2,682,160	2,398,233	1,688,091
Other In-kind Benefits(7)	207,371	65,422	201,732	175,415	44,342
Retirement Subsidy(8)	2,180,263	4,058,887	970,143	1,652,299	880,708
ESOP Restoration Benefit(9)	—	—	—	—	—
280G Tax Indemnification Payment(10)	—	7,258,041	—	—	—
Change of Control — No Termination of Employment
Stock Option Vesting(4)	—	—	—	—	—
Stock Award Vesting(5)	—	—	—	—	—
Retirement Subsidy(8)	375,796	—	354,205	1,295,960	439,822
ESOP Restoration Benefit(9)	—	—	—	—	—
280G Tax Indemnification Payment(10)	—	—	—	—	—

(1)

Individuals are entitled to post-retirement medical benefits upon normal or early retirement after attainment of ten years of continuous service. In 2007 we capped our obligation to individuals under this policy to annual coverage rates for 2007. Each individual receiving benefits under this policy is thus responsible for annual coverage costs in excess of those 2007 rates. Individuals who retire before the year they would attain age 65 are also responsible for a percentage of the coverage costs at 2007 rates. The amount of this responsibility is based on how early the individual retires and includes 5% of such costs for each year that the year in which they retire precedes the year in which they would attain age 65. Individuals are responsible for increases in the cost of coverage over that amount. At December 31, 2011, only Messrs. Hermance, Kranz and Laird were eligible for retiree insurance benefits. The reported figure reflects the estimated present value of the future premium cost of such benefits for the named individual, calculated on the basis of the assumptions used by Hudson City Bancorp in measuring its liability for such benefits for financial statement purposes under FASB ASC Topic 715. For more information concerning the assumptions used for these calculations, please refer to note 11(a) to the audited financial statements included in our 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Participants are entitled to a reduced early retirement allowance under the Employees’ Retirement Plan and Benefit Maintenance Plan upon termination of employment after age 60 with at least five years of credited service or at least 30 years of credited service regardless of age. The plans calculate the early retirement benefit under the same formula as the normal retirement benefit, but base the early retirement benefit on compensation and credited service as of the date of termination of employment, and reduce the benefit by 2/12 of 1% for each of the first 120 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 55 is entitled to the actuarial equivalent to the benefit payable at age 55. The Employees’ Retirement Plan and Benefit Maintenance Plan entitle participants to a disability retirement allowance upon the requisite certification of disability with at least ten years of credited service (at least five of which are with Hudson City Savings). The plans calculate the disability retirement benefit under the same formula as the normal retirement benefit, but do not reduce the benefit for early receipt. Payment of the disability retirement allowance will commence at least 30, but no later than 90, days after the retirement committee has approved an executive’s application. The figure shown reflects the present value of a pension payable to the named individual commencing on July 1, 2012 (the end of an assumed 6-month salary continuation period) and continuing until age 65 with no mortality assumption and a discount rate of 4.75% per annum.

(3)	The employment agreements in effect for Messrs. Hermance and Salamone provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for salary continuation payments following termination due to disability following a change of control or pending change of control. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(4)	Stock options granted under our 2006 Stock Incentive Plan prior to 2010 provide for full vesting upon death or disability of those options scheduled to vest within 6 months following death or disability as well as full vesting in the event of discharge without cause or resignation with good reason following a change in control. Stock options granted under our 2006 Stock Incentive Plan after 2009 or under our Amended and Restated 2011 Stock Incentive Plan remain subject to attainment of their performance conditions following retirement or a termination due to death or disability. In the case of retirement, they also remain subject to compliance with confidentiality and non-solicitation agreements. The employment agreements with Mr. Hermance and Mr. Salamone provide that if either is terminated without cause or resigns with good reason, we may elect to cancel his outstanding option awards in exchange for the cash value of his vested and unvested option awards. A corresponding provision in the change in control agreements with the other named executives is triggered if any of them is terminated without cause or resigns with good reason following a change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the excess, if any, of $6.25, the closing sales price for a share of our common stock on December 31, 2011, over the exercise price.

(5)	Restricted stock awards and performance deferred stock units granted under our 2006 Stock Incentive Plan or our Amended and Restated 2011 Stock Incentive Plan provide for full vesting upon death or disability of those shares scheduled to vest within 6 months following death or disability. All outstanding restricted stock and deferred stock unit awards to the named executives vest in full in the event of discharge without cause or resignation with good reason following a change in control. The employment agreements with Mr. Hermance and Mr. Salamone provide that if either is terminated without cause or resigns with good reason, we may elect to cancel his outstanding stock awards in exchange for the cash value of his vested and unvested stock awards. A corresponding provision in the change in control agreements with the other named executives is triggered if any of them is terminated without cause or resigns with good reason following a change in control. The figures shown reflect the value of any restricted stock awards or performance deferred stock units that would accelerate, calculated based on a per share value of $6.25, which is the closing sales price for a share of our common stock on December 31, 2011.

(6)	The employment agreements in effect for Messrs. Hermance and Salamone provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), along with cash payments of additional qualified and non-qualified defined contribution plan benefits that would be earned during the remaining contract term. The figures shown for Messrs. Hermance and Salamone reflect an assumed remaining contract term of three years. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined contribution plan benefits that would be earned during the two-year period following certain terminations of employment. All figures assume a discount rate of 0.20%.

(7)	The employment agreements in effect for Messrs. Hermance and Salamone and the change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for continued health, life and other insurance benefits for the two-year period following certain terminations of employment, with an offset for benefits provided by a subsequent employer. The figures shown for Messrs. Salamone and Butkovich represent the present value of continued insurance benefits for an assumed remaining contract term of three years and a fixed period of two years respectively and assume no offset for benefits provided by a subsequent employer, calculated on the basis of a discount rate of 1.27% and 0.20% respectively. The figures shown for Messrs. Hermance, Kranz and Laird represent the post-retirement medical benefits for which those individuals are eligible, as discussed above in footnote (1) to this table.

(8)	In the event of termination of employment following a change in control, our Benefit Maintenance Plan provides for supplemental pension benefits beginning immediately without reduction for early payment. In addition, the employment agreements in effect for Messrs. Hermance and Salamone, and the change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for cash payments of additional qualified and non-qualified pension plan benefits that would be earned during the remaining contract term. The figures shown include the present value of an un-reduced pension under our qualified and non-qualified defined benefit plans payable beginning January 1, 2012 and ending at age 65. In addition, the figures provided for discharge or resignation related to a change in control include the present value of the increased benefits that each named individual would have earned under our qualified and non-qualified pension plans if his service had continued for an additional three years (in the case of the employment agreements) or two years (in the case of the change in control agreements). For the mortality, discount rate and other assumptions used for this purpose, please refer to note 11(a) to the audited financial statements included in our 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011.

(9)

In the event of a change in control, our tax-qualified Employee Stock Ownership Plan would sell the shares of our common stock held in a suspense account for future allocation to employees. The plan would then apply a portion of the proceeds from this sale to repay the outstanding balance on the loan used to purchase the unallocated shares. The plan would then distribute the remaining unallocated shares (or the proceeds from their sale) on a pro-rata basis among the accounts of plan participants. We estimate this distribution to be approximately $0 per allocated share, based on 9,375,771 allocated and undistributed shares, 31,752,093 unallocated shares, an outstanding loan balance of $226.6 million and stock price of $6.25 per share, which is the closing sales price for a share on the NASDAQ Global Select Market on December 31, 2011. The Benefit Maintenance Plan would apply a corresponding earnings credit to accumulated share equivalents provided under the ESOP-related portion of that plan. The figures shown represent an estimated earnings credit of $0 per share equivalent credited to each of the named individuals.

(10)	The employment agreements in effect for Messrs. Hermance and Salamone provide that Hudson City Bancorp will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax on “excess parachute payments.” Excess parachute payments are payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual’s average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual.

(11)	This amount is payable only if retirement, disability or death precedes the occurrence of a change in control. Only Messrs. Hermance and Salamone participate in this benefit. No benefit amount is shown for Mr. Salamone because he is not yet eligible for normal or early retirement.

Director Compensation

Cash Compensation.    Non-employee directors received the following cash compensation for service on the Boards of Directors of Hudson City Bancorp, Inc. and Hudson City Savings Bank and the respective Board committees during 2011:

Non-Employee Board Member Compensation
Annual Retainer	50,000
Meeting Fee	1,500
Lead Independent Director Compensation
Additional Annual Retainer	50,000
Non-Employee Committee Member Compensation
Meeting Fee	1,500
Committee Chair Additional Annual Retainers
Audit Committee	15,000
Compensation Committee	15,000
Nominating & Governance Committee	10,000
Risk Committee	15,000

The lead independent director does not receive meeting fees for attending committee meetings but receives the same fees as other non-employee directors for attendance at meetings of the Board of Directors and executive sessions of the independent directors.

Stock Compensation.    From 2006 through 2011, each non-employee director received an annual grant of options to purchase shares of Hudson City Bancorp common stock. The grants were made and priced on or about the date of the annual meeting of shareholders in that year. Beginning in 2010, Hudson City Bancorp started the transition from an equity compensation program for non-employee directors consisting of stock options to one consisting of deferred stock units. Effective April 25, 2011, the Compensation Committee authorized the grant to each non-employee director of 22,917 stock options. These options have a ten-year term and vest on April 25, 2012. The option term is subject to earlier expiration and vesting is subject to acceleration in the same manner as grants made to management. Also effective April 25, 2011, the Compensation Committee authorized awards to each non-employee director of 5,790 deferred stock units. These units vest on April 25, 2012, and will be distributed to each non-employee director upon the first day of the calendar month following the sixth month anniversary of termination of service as a director. Prior to distribution, dividend equivalents on these deferred stock units will be paid in cash consistent with the dividends paid on the Company’s common stock.

Outside Directors Consultation Plan.    The Outside Directors Consultation Plan provides continued compensation following termination of service as a director to eligible outside directors who agree to serve as consultants to Hudson City Savings. A director is eligible to participate if he or she became a director before January 1, 2005 and retires after attaining age 65 and completing 10 years of service as an outside director. The monthly consulting fee is equal to the sum of (a) 5/12 of 1% of the annual board retainer fee in effect at the date of termination of service plus (b) 5% of the fee for attendance at a meeting of the board of directors in effect at the date of termination of service as a director, multiplied by the number of full years of service as an outside director, to a maximum of 20 years of service. A director’s consulting arrangement will continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. If a change of control of Hudson City Bancorp or Hudson City Savings occurs, this plan will settle all of its obligations by lump sum payment to all participants and will then terminate. In computing these obligations, each eligible non-employee director is presumed to have attained age 65 and completed 20 years of service. This plan has been suspended for individuals who become non-employee directors after December 31, 2004.

Charitable Matching Contribution Program.    Each of our directors is also eligible, under our charitable matching contribution program, to direct us to make charitable gifts in limited dollar amounts to the tax-exempt organizations of their choice. We offer this program to encourage philanthropy among our directors and to capture any benefit to our corporate reputation that may result from our directors’ philanthropic activity.

The following table sets forth information regarding compensation earned by the non-employee directors of Hudson City Bancorp, Inc. during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)(5)	Total ($)
Michael W. Azzara	$111,000	$55,005	$55,000	—	$22,890	$243,894
William G. Bardel	126,500	55,005	55,000	—	31,390	267,894
Scott A. Belair	116,000	55,005	55,000	—	31,390	257,394
Victoria H. Bruni	110,000	55,005	55,000	—	11,690	231,694
Cornelius E. Golding	121,500	55,005	55,000	—	14,197	245,702
Donald O. Quest, M.D.	96,000	55,005	55,000	—	31,390	237,394
Joseph G. Sponholz	131,500	55,005	55,000	—	13,890	255,394

(1)	Includes retainers, meeting fees, and committee meeting fees earned during the fiscal year, whether the director received payment of such fees or elected to defer them.

(2)	Represents the aggregate grant-date fair value of deferred stock units granted to the director during the applicable year, calculated in accordance with FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 11(e) to the audited financial statements, included in the 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011. The grant date fair value of the deferred stock units granted to the director in 2011 was $9.50 per share. The total number of deferred stock units outstanding to each non-employee director at December 31, 2011 was: Mr. Azzara, 5,790; Mr. Bardel, 5,790; Mr. Belair, 5,790; Ms. Bruni, 5,790; Mr. Golding, 26,451; Dr. Quest, 5,790; and Mr. Sponholz, 5,790.

(3)	Represents the aggregate grant-date fair value of options to purchase shares of Hudson City Bancorp common stock granted to the director during the applicable year, calculated in accordance with

FASB ASC Topic 718 for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 11(c) to the audited financial statements, included in the 2011 Annual Report to Shareholders filed as Exhibit 13.1 to our Annual Report on Form 10-K for the year ended December 31, 2011. The grant date fair value of the option awards granted to directors in 2011 was $2.40 per share. The total number of options outstanding to each non-employee director at December 31, 2011 was: Mr. Azzara, 502,637; Mr. Bardel, 479,397; Mr. Belair, 401,157; Ms. Bruni, 272,917; Mr. Golding, 60,417; Dr. Quest, 272,917; and Mr. Sponholz, 657,637.

(4)	Does not include the value of compensation that may become payable under the Outside Directors Consultation Plan following termination of service as a director, as these amounts are only payable in consideration for a written agreement to provide post-termination consulting services. This plan has been suspended for individuals who become non-employee directors after December 31, 2004. Certain directors participate in a voluntary deferred compensation plan under which they may invest deferred amounts in phantom shares of our common stock or in a phantom account to which we credit interest quarterly based on the highest rate of interest paid to depositors by Hudson City Savings for the quarter. Neither of these investment options produces above-market earnings reportable in this table.

(5)	The figure for each named individual represents the amount of cash contributions made by Hudson City Bancorp during the fiscal year to charities that the named individual designates pursuant to Hudson City Bancorp’s charitable contribution matching program, as well as phantom dividends on deferred stock units, as follows:

Name	Matching Charitable Gifts ($)	Dividends on Unvested Stock Units ($)
Michael W. Azzara	$21,500	$1,390
William G. Bardel	30,000	1,390
Scott A. Belair	30,000	1,390
Victoria H. Bruni	10,300	1,390
Cornelius E. Golding	4,750	9,447
Donald O. Quest, M.D.	30,000	1,390
Joseph G. Sponholz	12,500	1,390

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to act as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to ratification of such appointment by our shareholders. A representative of KPMG LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF HUDSON CITY BANCORP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Fees Paid to KPMG LLP

Audit Fees

For the fiscal year ended December 31, 2011, KPMG LLP billed Hudson City Bancorp an aggregate of $1,472,000 for professional services rendered for the audits of the Company’s financial statements for such period and internal control over financial reporting as of December 31, 2011, and the reviews of the financial statements included in Hudson City Bancorp’s Quarterly Reports on Form 10-Q during such period. Such fees were $1,181,000 for the fiscal year ended December 31, 2010.

Audit-Related Fees

For the fiscal year ended December 31, 2011, KPMG LLP billed Hudson City Bancorp an aggregate of $106,500 for services that are reasonably related to the audit or review of the Company’s financial statements and not described above under the caption “Audit Fees.” The services comprising these fees were employee benefit plan audits. Audit-related fees were $103,500 for the fiscal year ended December 31, 2010.

Tax Fees

For the fiscal year ended December 31, 2011, KPMG LLP billed Hudson City Bancorp an aggregate of $141,846 for professional services rendered for federal and state tax compliance, advice and planning. Tax fees were $100,920 for the fiscal year ended December 31, 2010.

All Other Fees

KPMG LLP did not perform any other services for Hudson City Bancorp for the fiscal years ended December 31, 2011 and 2010.

Audit Committee Approval

Acting under its charter, the Audit Committee annually appoints the independent registered public accounting firm, in its sole discretion, and reviews the scope of the audit services to be performed for the year with the independent registered public accounting firm, the principal accounting officer and the senior internal auditing executive, and pre-approves all such audit services. In addition, the Audit Committee pre-approves the retention of the independent registered public accounting firm for all non-audit services and the fees to be paid for such services. In accordance with its charter, the Audit Committee pre-approved 100% of the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

Audit Committee Report

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Hudson City’s independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The responsibilities of the Audit Committee are as set forth in the Audit Committee Charter, adopted by the Board of Directors, which is available at www.hcbk.com. Under the guidance of the Audit Committee Charter, the Audit Committee is primarily responsible for:

•

Monitoring the integrity of Hudson City Bancorp’s financial statements, the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance and public disclosure of financial information;

•	Monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and

•	Maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors.

In fulfilling its responsibilities, the Audit Committee, among other things:

•

Reviews with management and the independent registered public accounting firm Hudson City Bancorp’s audited financial statements and other financial disclosures to be included in its Annual Report on Form 10-K and the quarterly financial statements and other financial disclosures to be included in its Quarterly Reports on Form 10-Q, in each case prior to the filing of such reports with the Securities and Exchange Commission;

•

Supervises the relationship between Hudson City Bancorp and its independent registered public accounting firm, including making decisions with respect to its appointment or removal, evaluating its performance, reviewing the scope of its audit services and approving the compensation for such services, approving any non-audit services and the fees for such services, and evaluating the independence of the independent registered public accounting firm; and

•

In consultation with management, the independent registered public accounting firm, and the internal auditors of Hudson City Bancorp, evaluates the integrity of Hudson City Bancorp’s financial reporting processes and system of internal control.

In accordance with the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited financial statements of Hudson City Bancorp for the fiscal year ended December 31, 2011, with Hudson City Bancorp’s management. In addition, the Audit Committee has discussed with KPMG LLP Hudson City Bancorp’s audited financial statements for the fiscal year ended December 31, 2011, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee has also considered whether KPMG LLP’s provision of non-audit services is compatible with its independence.

Based on the review and discussions with Hudson City Bancorp’s management and KPMG LLP as noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2011 be included in Hudson City Bancorp’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of Hudson City Bancorp, Inc.

William G. Bardel, Chair

Victoria H. Bruni, Member

Cornelius E. Golding, Member

Joseph G. Sponholz, Member

PROPOSAL 3

THE APPROVAL OF A NON-BINDING ADVISORY PROPOSAL ON

NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking a non-binding advisory vote from its shareholders to approve the compensation awarded to our named executive officers.

As noted above, Hudson City Bancorp has five named executive officers, who are also executive officers of Hudson City Savings. As described in detail above, our executive compensation programs are designed to attract, motivate and retain highly qualified and talented executive officers, including our named executive officers, who are critical to our success. The Company and the Compensation Committee of the Board of Directors, with the benefit of objective input from our independent consultant, monitor executive compensation programs throughout each year and adopt changes to reflect the dynamic marketplace in which the Company competes for talent, and changes in the Company’s operating environment, as well as general economic, regulatory and legislative developments affecting executive compensation.

The Board of Directors recognizes the importance of aligning executive compensation with shareholder interests in light of the risks and economic conditions faced by Hudson City Bancorp and Hudson City Savings. We have described in the Compensation Discussion and Analysis the philosophy we have adopted and strategies we have employed to attract, retain and motivate our executives, to link their compensation to the returns experienced by shareholders, and to reward or discipline them in the short term for actions that may only be apparent in shareholder returns over time. We have demonstrated in the accompanying narrative and tabular discussions how, over a three-year period, our philosophy and strategies have been translated into compensation that is strongly linked to shareholder returns while remaining sensitive to year-to-year operating conditions. Shareholders are encouraged to carefully review the Compensation Discussion and Analysis, the accompanying compensation tables and the corresponding narrative discussion and footnotes, all set forth on pages 26 through 63 of this proxy statement, for a detailed discussion of our executive compensation programs.

In this Proposal 3, commonly known as a “Say on Pay” proposal, we are asking you to support the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement pursuant to the rules set forth by the Securities and Exchange Commission. In considering this proposal, we ask that you approve the following resolution:

“RESOLVED, that the shareholders of Hudson City Bancorp, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers of Hudson City Bancorp, Inc., as disclosed on pages 24 through 63 of this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF HUDSON CITY BANCORP’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

Under the proxy rules of the Securities and Exchange Commission, your vote on the compensation of the named executive officers is advisory and will not be binding on the Company or the Board of Directors, will not affirm prior decisions and will not change fiduciary duties. However, the Compensation Committee of the Board of Directors will consider the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL 4

THE APPROVAL OF

AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO

DECLASSIFY THE BOARD OF DIRECTORS

Our Board of Directors has unanimously approved and is submitting for shareholder approval an amendment to Hudson City Bancorp’s Certificate of Incorporation that would phase-in the declassification of our Board of Directors and provide instead for the annual election of directors. The Board of Directors recommends that its shareholders approve a resolution amending the Company’s Certificate of Incorporation to provide for a phased-in declassification of the Board of Directors.

Hudson City Bancorp’s Certificate of Incorporation currently provides that the Board of Directors must be divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. To ensure a smooth transition to the new board structure if the proposed amendments are approved by the shareholders, directors currently serving terms that expire at the 2013 and 2014 Annual Meetings of Shareholders will, subject to their earlier resignation or removal, serve the remainder of their respective terms, and thereafter they or their successors will be elected to one-year terms. In addition, any director appointed to the Board as a result of an increase in the size of the Board or to fill a vacancy on the Board will hold office until the next annual meeting of shareholders. The proposed amendment to Hudson City Bancorp’s Certificate of Incorporation is set forth in Appendix A.

Rationale for Declassifying the Board

The Board, through its Nominating and Governance Committee, continually seeks to improve and enhance the Company’s corporate governance practices by reviewing the Company’s existing practices in light of those of its peers and the current corporate governance environment and retaining or implementing practices that it believes serve the best interests of the Company’s shareholders, including whether to maintain our classified Board structure. The Board carefully considered the advantages and disadvantages of maintaining the classified Board structure as well as the results of the non-binding vote of shareholders at the 2011 Annual Meeting of Shareholders on a shareholder proposal to declassify the Board of Directors. While the Board believes that the classified Board structure has promoted continuity and stability and encouraged a long-term perspective on the part of directors, it recognizes the growing sentiment of Hudson City Bancorp shareholders and a number of institutional investor groups in support of the annual election of directors. In light of shareholder sentiment and corporate governance trends, the Board has determined that it is in the best interests of the Company and its shareholders to eliminate our current classified Board structure.

If approved, the amendments to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we plan to do promptly upon shareholder approval of Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO HUDSON CITY BANCORP’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of Hudson City Bancorp does not know of any other matters to be brought before the shareholders at the 2012 Annual Meeting of Shareholders. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

ADDITIONAL INFORMATION

Notice of Business to be Conducted at Annual Meeting

The bylaws of Hudson City Bancorp provide for an advance notice procedure for a shareholder to properly bring business before an annual meeting or to nominate any person for election to our Board of Directors. The shareholder must be a shareholder of record and have given timely notice thereof in writing to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or received by the corporate secretary not later than the following dates: (i) with respect to an annual meeting of shareholders, ninety (90) days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting of shareholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to first be given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Hudson City Bancorp with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder’s notice to the Secretary shall set forth such information as required by the bylaws of Hudson City Bancorp. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received. See “Date For Submission of Shareholder Proposals.”

Date for Submission of Shareholder Proposals

Any shareholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2013 Annual Meeting of Shareholders must be received by us by November 20, 2012, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act.

Annual Report to Shareholders

A copy of the 2011 Annual Report to Shareholders, including the consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles, for the fiscal year ended December 31, 2011 accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP, whose report appears in the 2011 Annual Report to Shareholders. Hudson City Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011 has been filed with the Securities and Exchange Commission. Shareholders may obtain, free of charge, an additional copy of the 2011 Annual Report to Shareholders and a copy of the Annual Report on Form 10-K by writing to Susan K. Munhall, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652 or by calling (201) 967-8290.

The 2011 Annual Report to Shareholders and the Annual Report on Form 10-K are also available on Hudson City Bancorp’s website at www.hcbk.com and on the Securities and Exchange Commission’s website at www.sec.gov.

By Order of the Board of Directors,

Veronica Olszewski
Senior Vice President, Treasurer and Corporate Secretary

Paramus, New Jersey

March 19, 2012

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING

PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER,

VOTE BY USING THE TELEPHONE OR INTERNET.

Appendix A

Proposed Amendment to the Amended and Restated Certificate of Incorporation of Hudson City Bancorp, Inc.:

(1)	Article VI, Section 2 shall be amended and restated in its entirety as follows:

Section 2. Election and Term. The term of office for the class of directors elected in 2009 shall expire at the annual meeting of shareholders to be held in 2012, the term of office for the class of directors elected in 2010 shall expire at the annual meeting of shareholders to be held in 2013, and the term of office for the class of directors elected in 2011 shall expire at the annual meeting of shareholders to be held in 2014, with the members of each class to hold office until their successors are elected and qualified. Commencing at the annual meeting of shareholders to be held in 2012, directors succeeding those whose terms are then expired shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the year following the year of their election and until their successors are elected and qualified. Commencing with the annual meeting of shareholders to be held in 2014, the classification of the Board of Directors shall terminate and all directors shall be of one class.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Unless and to the extent that the Bylaws so provide, elections of directors need not be by written ballot.

(2)	Article VI, Section 2 shall be amended and restated in its entirety as follows:

Section 3. Vacancies. Subject to the limitations prescribed by law and this Certificate of Incorporation, all vacancies on the Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors (subject to the provisions of Section 5 of this Article VI relating to directors elected by holders of shares of one or more series of Preferred Stock), shall be filled only by a vote of a majority of the directors then holding office, whether or not a quorum, and any director so elected shall hold office until the next annual meeting of shareholders and until their successors have been elected and qualified or until their earlier resignation, removal or death.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of telephone or Internet voting.

Both are available 24 hours a day, 7 days a week.

Telephone and Internet voting is available through 11:59 p.m., Eastern Time on Tuesday, April 24, 2012.

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
HUDSON CITY BANCORP, INC.	OR
INTERNET http://www.proxyvoting.com/hcbk Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
If you vote your proxy by telephone or by Internet, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 19179

▼    FOLD AND DETACH HERE    ▼

1. The election of three directors. Nominees:						Please mark your votes as indicated in this example		☒

Election of three Directors for terms of three years each	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1 Denis J. Salamone	☐	☐	☐	2.	The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

1.2 Michael W. Azzara	☐	☐	☐	3.	The approval of a non-binding advisory proposal on named executive officer compensation.	☐	☐	☐

1.3 Victoria H. Bruni	☐	☐	☐	4.	The approval of an amendment to Hudson City Bancorp’s Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐
The undersigned hereby acknowledges receipt of the Notice of the 2012 Annual Meeting of Shareholders, the Proxy Statement, dated March 19, 2012, and the 2011 Annual Report to Shareholders.

(Please mark box if you plan to attend the Annual Meeting.) (Important: If your shares are not registered in your name, you will need additional documentation to attend the Annual Meeting. Please contact your broker promptly to obtain such additional documentation if you plan to attend the Annual Meeting.)

						I will attend the Annual Meeting.		☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Please sign exactly as your name appears on this proxy card. Joint Owners should each sign personally. If signing as an attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

Signature	Signature	Date

You can now access your Hudson City Bancorp, Inc. account online.

Access your Hudson City Bancorp, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Hudson City Bancorp, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at:

http://www.hcsbonline.com/documents/hcbk_annual_report_2011.pdf

FOLD AND DETACH HERE

REVOCABLE PROXY

HUDSON CITY BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HUDSON CITY BANCORP, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, APRIL 25, 2012

The undersigned shareholder of Hudson City Bancorp, Inc. hereby appoints William G. Bardel, Scott A. Belair and Cornelius E. Golding or any of them, with full powers of Substitution, to act as proxy for the undersigned and to vote all shares of common stock of Hudson City Bancorp, Inc., which the undersigned is entitled to vote, at the 2012 Annual Meeting of Shareholders to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, Wednesday, April 25, 2012 at 9:00 a.m., Eastern Time, and at any adjournment or postponement thereof.

THIS PROXY CARD, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF YOU DO NOT GIVE ANY DIRECTION, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS IN ITEMS 1, 2, 3 AND 4.

PLEASE PROMPTLY MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE OR VOTE USING THE INTERNET OR TELEPHONE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued on Reverse Side)	wo# 19179

March 19, 2012

To:	All Employee Stock Ownership Plan (“ESOP”) Members

Re:	Annual Meeting of Shareholders to Be Held on April 25, 2012

Dear Members:

As you know, Hudson City Savings Bank (the “Bank”) maintains the Employee Stock Ownership Plan (“ESOP”) for employees of the Bank. The ESOP holds shares of Hudson City Bancorp, Inc. (the “Company”) for the benefit of ESOP members. The shares in the ESOP are held by GreatBanc Trust Company as trustee (“ESOP Trustee”) of the ESOP. Shares purchased by the ESOP are being held by the ESOP Trustee to be allocated to ESOP members’ Share Investment Accounts over a period of years. The ESOP allows its members (including former members and beneficiaries) to have certain voting rights at the Company’s shareholder meetings.

In connection with the Company’s Annual Meeting of Shareholders to be held on April 25, 2012, enclosed are the following documents:

1.	Confidential Voting Instructions card for the ESOP (white card);

2.	Proxy Statement dated March 19, 2012, including a Notice of the Annual Meeting of Shareholders; and

3.	2011 Annual Report to Shareholders.

As a member of the ESOP, you have the right to direct the ESOP Trustee how to vote the shares allocated to your ESOP Share Investment Account as of March 1, 2012, the record date for the Annual Meeting (“Record Date”), on the proposals to be voted on by the Company’s shareholders. You have this right because the ESOP deems you to be a “named fiduciary” of the shares of the Company allocated to your account for voting purposes. As a named fiduciary, the law gives you the right to direct the ESOP Trustee how to vote the shares allocated to your Share Investment Account, and requires the ESOP Trustee to follow your directions except in limited circumstances. As a named fiduciary, you, and not the ESOP Trustee, will be responsible for the consequences of the voting directions that you give.

Your rights as a member of the ESOP will vary depending on whether the matter being voted on is an “Anticipated Proposal” or an “Unanticipated Proposal.”

Anticipated Proposals.

Each ESOP member has the right to specify how the ESOP Trustee should vote the shares allocated to his or her Share Investment Account as of the Record Date. In general, the ESOP Trustee will vote the shares allocated to your Share Investment Account by casting votes “FOR” or “AGAINST” as to each proposal as you specify on the Confidential Voting Instructions card accompanying this letter. For proposal 1, any shares for which you cast a vote for “ABSTAIN” will be treated as shares that are not represented and will have no effect on the outcome of the vote; however, for proposals 2, 3 and 4, those shares will be counted as shares represented and entitled to vote and will be treated as votes “AGAINST” the proposal. The number of shares allocated to your ESOP account is shown on the enclosed Confidential Voting Instructions card.

The ESOP Trustee’s fiduciary duties require it to vote any shares for which it receives no voting instructions, as well as any shares not yet allocated to ESOP members’ Share Investment Accounts, in a manner determined to be prudent and solely in the interest of the members. If you do not direct the ESOP Trustee how to vote the shares allocated to your Share Investment Account, the ESOP Trustee will, to the extent consistent with its fiduciary duties, vote shares either “FOR” or “AGAINST” each proposal in a manner calculated to most accurately reflect the instructions received from other members in the ESOP. The same is true of shares not yet allocated to anyone’s Share Investment Account. The ESOP Trustee will vote unallocated shares and allocated shares for which no instructions were received according to the proportion of instructions received “FOR” and “AGAINST”. The ESOP Trustee will not take into consideration those instructions received that are marked “ABSTAIN” in determining how to vote these shares.

Unanticipated Proposals.

It is possible, although very unlikely, that proposals other than those specified on the Confidential Voting Instructions card will be presented for shareholder action at the Annual Meeting of Shareholders. If this should happen, the ESOP Trustee will vote upon such matters in its discretion, or cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by it.

* * * * *

Your instruction is very important. You are encouraged to review the enclosed materials carefully and to complete, sign and date the enclosed Confidential Voting Instructions card or cards to signify your direction to the ESOP Trustee. You should then seal the completed card or cards in the enclosed envelope and return it directly to the ESOP Trustee using the postage-paid return envelope provided. The Confidential Voting Instructions card or cards must be received by the ESOP Trustee no later than April 20, 2012.

Please note that the voting instructions of individual members are to be kept confidential by the ESOP Trustee, who has been instructed not to disclose them to anyone at the Bank or the Company. If you have any questions regarding your voting rights or the terms of the ESOP, please call Chris Nettleton at (201) 967-1900.

Sincerely,

The Compensation Committee

Enclosures

HUDSON CITY BANCORP, INC.

CONFIDENTIAL VOTING INSTRUCTIONS

SOLICITED BY THE COMPENSATION COMMITTEE

OF HUDSON CITY BANCORP, INC.

FOR THE EMPLOYEE STOCK OWNERSHIP PLAN OF HUDSON CITY SAVINGS BANK

The undersigned member, former member or beneficiary of a deceased former member in the Employee Stock Ownership Plan of Hudson City Savings Bank (“ESOP”) acting as a named fiduciary, hereby provides the voting instructions specified to the Trustee of the ESOP (the “Trustee”), which instructions shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of common stock of Hudson City Bancorp, Inc. that are held by the Trustee, in its capacity as Trustee of the ESOP, as of March 1, 2012 at the Annual Meeting of Shareholders of Hudson City Bancorp, Inc. to be held on April 25, 2012 and at any adjournment or postponement thereof.

As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated March 19, 2012, the Trustee will vote the common stock of Hudson City Bancorp, Inc. held by the ESOP Trust to reflect the voting instructions on this Confidential Voting Instructions card, in the manner described in the accompanying letter from the Compensation Committee dated March 19, 2012.

(Continued on reverse side. Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope).

The Board of Directors of Hudson City Bancorp, Inc. recommends a vote “FOR” the Proposals in Items 1, 2, 3 and 4. If this Confidential Voting Instructions card is signed but no direction is given, this voting instructions card will be deemed to instruct votes “FOR” the Proposals in Items 1, 2, 3 and 4. The directions, if any, given in this Confidential Voting Instructions card will be kept confidential from all directors, officers and employees of Hudson City Bancorp, Inc. or of Hudson City Savings Bank.

Please mark your instructions like this            ☒

1.	Election of three Directors Nominees:
	Election of three Directors for terms of three years each	FOR	AGAINST	ABSTAIN
	Denis J. Salamone	☐	☐	☐
	Michael W. Azzara	☐	☐	☐
	Victoria H. Bruni	☐	☐	☐

2.	The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	The approval of a non-binding advisory proposal on named executive officer compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	The approval of an amendment to Hudson City Bancorp’s Certificate of Incorporation to declassify the Board of Directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof or to cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by the Trustee.

The Proposals listed above in this Confidential Voting Instructions card were proposed by Hudson City Bancorp, Inc.

The undersigned hereby instructs the Trustee to vote in accordance with the voting instructions indicated above and hereby acknowledges receipt, prior to the execution of this Confidential Voting Instructions card, of a Voting Instructions Letter, a Notice of the Annual Meeting of Shareholders of Hudson City Bancorp, Inc., a Proxy Statement dated March 19, 2012 for the Annual Meeting to be held April 25, 2012 and a 2011 Annual Report to Shareholders.

Please sign and date below and return promptly in the enclosed postage-paid envelope. Your Confidential Voting Instructions card must be received no later than April 20, 2012.

Date

Signature

Signature of member, former member or designated beneficiary of deceased former member. Please sign name exactly as it appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

March 19, 2012

To:	All Profit Incentive Bonus Plan (“PIB Plan”) Members

Re:	Annual Meeting of Shareholders to Be Held on April 25, 2012

Dear Members:

As you know, the Profit Incentive Bonus Plan (“PIB Plan”) of Hudson City Savings Bank (the “Bank”) includes an investment alternative to purchase the stock of the Bank’s parent company, Hudson City Bancorp, Inc. (the “Company”), using funds from your PIB Plan account (the “Employer Stock Fund”). Fidelity Management Trust Company as trustee (“PIB Plan Trustee”) holds Company common stock in the Employer Stock Fund for the benefit of members who have chosen this investment.

Because a portion of your PIB Plan account is invested in the Employer Stock Fund, enclosed are the following documents in connection with the Company’s Annual Meeting of Shareholders to be held on April 25, 2012:

1.	Confidential Voting Instructions card for the PIB Plan;

2.	Proxy Statement dated March 19, 2012, including a Notice of the Annual Meeting of Shareholders; and

3.	2011 Annual Report to Shareholders.

You have the right to direct the PIB Plan Trustee how to vote the shares of Company common stock held by the PIB Plan and attributed to your account as of March 1, 2012, the record date for the Annual Meeting (“Record Date”), on the proposals to be voted on by the Company’s shareholders. You, and not the PIB Plan Trustee, will be responsible for the consequences of the voting directions that you give.

The PIB Plan Trustee will vote the number of shares of Company common stock attributed to your account as you direct on each proposal specified on the Confidential Voting Instructions card. For purposes of the PIB Plan, if you do not return your Confidential Voting Instructions card for the PIB Plan to the PIB Plan Trustee by April 20, 2012, or if you return it unsigned or without marking instructions, the PIB Plan Trustee will not vote shares attributed to your account. The shares that are not voted will have no effect on the outcome of the vote for proposals 1, 2, 3 and 4. If you ABSTAIN as to a proposal, the PIB Plan Trustee will ABSTAIN as to the shares attributed to your interest in the Employer Stock Fund. For proposal 1 such shares will be treated as shares that are not represented and will have no effect on the outcome of the vote; however for proposals 2, 3 and 4, those shares will be counted as shares represented and entitled to vote and will be treated as votes AGAINST the proposal.

* * * * *

Your instruction is very important. You are encouraged to review the enclosed materials carefully and to complete, sign and date the enclosed Confidential Voting Instructions card or cards to signify your direction to the PIB Plan Trustee. You should then seal the completed card or cards in the enclosed envelope and return it directly to the PIB Plan Trustee using the postage-paid return envelope provided. The Confidential Voting Instructions card or cards must be received by the PIB Plan Trustee no later than April 20, 2012.

Please note that the voting instructions of individual members are to be kept confidential by the PIB Plan Trustee, who has been instructed not to disclose them to anyone at the Bank or the Company. If you have any questions regarding your voting rights or the terms of the PIB Plan, please call Chris Nettleton at (201) 967-1900.

Sincerely,

The Compensation Committee

Enclosures

FIDELITY INVESTMENTS

P.O. BOX 9112

FARMINGDALE, NY 11735

HUDSON CITY BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS - APRIL 25, 2012

THIS INSTRUCTION CARD IS SOLICITED BY FIDELITY MANAGEMENT TRUST COMPANY

As a participant in the Profit Incentive Bonus Plan of Hudson City Savings Bank, you have the right to direct Fidelity Management Trust Company regarding how to vote the shares of Hudson City Bancorp, Inc. attributable to your account at the Annual Meeting of Shareholders to be held on April 25, 2012. Your voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to your individual voting direction.

Unless otherwise required by law, the shares attributable to your account will be voted as directed. If no direction is made, the shares attributable to your account will not be voted. If the card is not signed or if the card is not received by April 20, 2012, the shares attributable to your account will not be voted.

Date

Signature	(Sign in the Box)

Please sign name exactly as it appears herein.

KC Hudson 12

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of

Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at:

http://www.hcsbonline.com/documents/hcbk_annual_report_2011.pdf

▼    Please fold and detach card at perforation before mailing    ▼

Please fill in box(es) as shown using black or blue ink or number 2 pencil. ☒
PLEASE DO NOT USE FINE POINT PENS.

1.	The election of three directors,

	Nominees:	FOR	AGAINST	ABSTAIN

Election of three Directors for terms of three years each

	(1.1) Denis J. Salamone	☐	☐	☐

	(1.2) Michael W. Azzara	☐	☐	☐

	(1.3) Victoria H. Bruni	☐	☐	☐

2.	The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

3.	The approval of a non-binding advisory proposal on named executive officer compensation.	☐	☐	☐

4.	The approval of an amendment to Hudson City Bancorp’s Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐

Please complete, sign and date on the reverse side and promptly return in the enclosed postage-paid envelope.

KC Hudson 12